UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Philip Morris International Inc.

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(4)	Date Filed: March 28, 2013

LOUIS C. CAMILLERI	120 PARK AVENUE
CHAIRMAN OF THE BOARD	NEW YORK, NEW YORK 10017-5579

March 28, 2013

Dear Fellow Shareholder,

It is my pleasure to invite you to join us at the 2013 Annual Meeting of Shareholders of Philip Morris International Inc. (“PMI” or the “Company”) to be held on Wednesday, May 8, 2013 at 9:00 a.m., in the Empire State Ballroom at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017-5579.

At this year’s meeting, we will vote on the election of thirteen directors, the ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors and an advisory say-on-pay resolution approving executive compensation. There will also be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

We anticipate that a large number of shareholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. To request an admission ticket, please follow the instructions set forth on page 59 in response to Question 4.

The meeting facilities will open at 7:30 a.m. on May 8, 2013. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops and other portable electronic devices, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules, which assist us in conducting a safe and orderly meeting.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. As we did last year, we are mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2012 Annual Report to Shareholders and vote online. Those shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. By furnishing this Notice, we are lowering costs and reducing the environmental impact of our Annual Meeting.

This year’s meeting will be a rather special one for me. As recently announced by our Board of Directors, André Calantzopoulos will become our Chief Executive Officer immediately following the meeting and I will relinquish my CEO role. Accordingly, this event will afford me the opportunity both to congratulate a most deserving successor and exemplary leader and to express my gratitude for your support over the years and to thank all those past and present with whom I have had the privilege to be associated.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting, please call toll-free 1-866-713-8075.

PMI 2013 Proxy Statement • 1

PHILIP MORRIS INTERNATIONAL INC.

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	9:00 a.m. on Wednesday, May 8, 2013

Place	Empire State Ballroom Grand Hyatt New York 109 East 42nd Street New York, New York 10017-5579

Items of Business	(1) To elect thirteen directors.

(2) To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2013.

(3) To vote on an advisory resolution approving executive compensation.

(4) To transact other business properly coming before the meeting.

Who Can Vote

Only shareholders of record of shares of common stock at the close of business on March 15, 2013 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each shareholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 15, 2013, there were 1,642,192,145 shares of common stock issued and outstanding.

Voting of Proxies and Deadline for Receipt

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. Proxies submitted by telephone or Internet must be received by 11:59 p.m., EDT, on May 7, 2013.

2012 Annual Report	A copy of our 2012 Annual Report is enclosed.

Date of Mailing	This notice and the proxy statement are first being mailed to shareholders on or about March 28, 2013.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 28, 2013

WE URGE EACH SHAREHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE THE QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON. PLEASE NOTE THAT YOU MUST OBTAIN AN ADMISSION TICKET IN ORDER TO ATTEND THE MEETING. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 59 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 8, 2013: The Company’s Proxy Statement and 2012 Annual Report to Shareholders are available at www.pmi.com/investors.

2 • PMI 2013 Proxy Statement

PMI 2013 Proxy Statement • 3

PROXY STATEMENT SUMMARY

This proxy statement contains three proposals to be voted on at our Annual Meeting, and other information about our Company and our corporate governance practices. We provide below a brief summary of certain information contained in this proxy statement. The summary does not contain all the information you should consider. Please read the entire proxy statement carefully before voting.

2012 Business Performance Highlights

We surpassed four of our performance target ranges in 2012 and fell short of two measures as 2012 proved to be another year of very solid growth across key operational metrics. This performance was all the more impressive given the spectacular results achieved in 2011 and the continuing economic woes affecting all southern European nations.

2012 Performance Targets and Results

Further Highlights:

¡	Dividend increased by 10.4% to an annualized $3.40 per share
¡	Share Repurchases of $6.5 billion
¡	2012 Total Shareholder Return (TSR) up by 10.6%; 2010 - 2012 TSR up by 96.7%
¡	Substantial progress in achieving strategic goals (see page 30)

4 • PMI 2013 Proxy Statement

PROXY STATEMENT SUMMARY

2012 Executive Compensation Highlights

¡	Our shareholders approved, on an advisory basis, our 2011 executive compensation by a vote of 97.39% of the votes cast.

¡	Our shareholders approved our 2012 Performance Incentive Plan by a vote of 96.34% of the votes cast.

¡	Approximately 88% of the total direct compensation delivered to our Chairman and CEO and other named executive officers was variable and tied to performance.

¡

For cash bonus purposes, the Compensation and Leadership Development Committee assigned PMI an incentive compensation business rating of 110 for 2012 versus our 2011 rating of 140 and our 2010 rating of 100. For equity award purposes, the Committee assigned a stock business rating of 120 for 2012 versus our ratings of 130 for each of 2011 and 2010.

¡	The Committee determined not to increase base salaries in 2013 for any of our executive officers.

¡

Company executives continued to increase their dialogue with investors on the subjects of corporate governance and executive compensation and to report the results of those conversations to the Committee.

Shareholder Agenda Items

Item 1 — Election of Board of Directors

It is proposed that thirteen directors, including our current Chairman and CEO and our CEO-elect, be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. Under the heading “Election of Directors” you will find important information concerning the nominees, including their experience, skills and qualifications, and strengths they bring to the Board, and the process by which The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named.

Item 2 — Ratification of the Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers SA as the Company’s independent auditors for the fiscal year ending December 31, 2013, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Shareholder ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers SA to the shareholders for ratification as a matter of good corporate practice.

Item 3 — Advisory Resolution Approving Executive Compensation

We are asking our shareholders to approve, on an advisory basis, our named executive officers’ compensation as described in this proxy statement. This annual say-on-pay resolution gives our shareholders the opportunity to express their views on our named executive officers’ compensation at each Annual Meeting of Shareholders.

2013 Shareholder Vote Recommendations

The Board of Directors makes the following recommendations to shareholders:

¡     Item 1 Recommendation: The Board recommends a vote FOR each nominee.

¡     Item 2 Recommendation: The Board recommends a vote FOR.

¡     Item 3 Recommendation: The Board recommends a vote FOR.

PMI 2013 Proxy Statement • 5

BOARD OPERATIONS AND GOVERNANCE

Board Responsibility and Meetings

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its statutory duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings, typically during the months of February, March, May, June, September and December, and additional meetings when necessary. The organizational meeting follows immediately after the Annual Meeting of Shareholders. The Board held six regular meetings in 2012. The Board meets in executive session at every Board meeting with no members of management being present. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2012, all nominees for director who were in office in 2012 attended at least 90% of the aggregate number of meetings of the Board and all Committees on which they served, and each of the nominee directors attended the 2012 Annual Meeting of Shareholders, except one director who was unable to attend due to an urgent travel commitment.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted the Philip Morris International Inc. Code of Conduct, which applies to all employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, as well as a Code of Business Conduct and Ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s Web site, www.pmi.com/governance, and will be provided free of charge to any shareholder requesting a copy by writing to the Corporate Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission.

Leadership Structure

The Board does not believe that any particular leadership structure is inherently superior to all others under all circumstances. Rather, it determines from time to time the structure that best serves the interests of the Company and its shareholders under the then prevailing circumstances. Since we became an independent public company in 2008, Louis Camilleri has served as our Chairman and Chief Executive Officer, and the Company thrived under that leadership model.

The Board has been preparing for some time for Mr. Camilleri’s succession. In March it announced that André Calantzopoulos was appointed Chief Executive Officer to be effective immediately following the Annual Meeting of Shareholders on May 8, 2013, and that Mr. Camilleri will continue as Chairman and remain an employee of the Company. The Board believes that it will be in the Company’s best interest for Mr. Camilleri to continue as Chairman to ensure a seamless transition of leadership. As CEO, all day-to-day management responsibility for the Company will transfer to Mr. Calantzopoulos and he will report to the full Board of Directors.

As Chairman, Mr. Camilleri will facilitate communication between the Board and management, assist the CEO in long-term strategy and serve as his sounding board. He will preside at all meetings of shareholders and of the Board and assist in the preparation of agendas and materials for Board meetings, working together with the Presiding Director, who approves the agendas before they are disseminated to the Board. As always, input will be sought from all directors as to topics they wish to review. Because Mr. Camilleri will not be an independent Chairman, the Board will continue to have a Presiding Director as described immediately below.

Presiding Director

The non-management directors annually elect at the organizational meeting one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

¡	preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

¡	call meetings of the non-management directors as he or she deems necessary;

¡	serve as liaison between the Chief Executive Officer and the non-management directors;

¡	approve agendas and schedules for Board meetings;

6 • PMI 2013 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

¡	advise the Chairman and the Chief Executive Officer of the Board’s informational needs and approve information sent to the Board;

¡

together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chairman and to the Chief Executive Officer and the results of the evaluation of their performance; and

¡	be available for consultation and communication if requested by major shareholders.

The Presiding Director is invited to attend all meetings of Committees of the Board. Lucio A. Noto currently serves as the Presiding Director.

Committees of the Board

The Board has established various standing Committees to assist it with the performance of its responsibilities.

These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s Web site at www.pmi.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. Each Committee meets as often as it deems to be appropriate and each has sole authority to retain its own legal counsel, experts and consultants.

The Audit Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee each consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee, the Compensation and Leadership Development Committee or the Nominating and Corporate Governance Committee received any payments in 2012 from Philip Morris International Inc. or its subsidiaries other than compensation received as a director of Philip Morris International Inc.

Committees and 2012 Meetings	Membership	Purpose, Authority and Responsibilities

AUDIT 2012 Meetings: 9	- Lucio A. Noto (Chair) - Mathis Cabiallavetta - J. Dudley Fishburn - Jennifer Li - Sergio Marchionne - Stephen M. Wolf

Purpose: to assist the Board in its oversight of:

¡    the integrity of the financial statements and financial reporting processes and systems of internal control;

¡    the qualifications, independence and performance of the independent auditors;

¡    the internal audit function; and

¡    the Company’s compliance with legal and regulatory requirements.

Authority and Responsibilities:

¡    sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors;

¡    evaluate the internal audit function;

¡    evaluate the compliance function;

¡    review financial risk assessment and management; and

¡    establish “whistleblower” procedures and review claims of improper conduct.

PMI 2013 Proxy Statement • 7

BOARD OPERATIONS AND GOVERNANCE

Committees and 2012 Meetings	Membership	Purpose, Authority and Responsibilities

COMPENSATION AND LEADERSHIP DEVELOPMENT 2012 Meetings: 7	- Stephen M. Wolf (Chair) - Harold Brown - J. Dudley Fishburn - Graham Mackay - Sergio Marchionne

Purpose:

¡    discharge the Board’s responsibilities relating to executive compensation;

¡    produce a report for inclusion in the proxy statement; and

¡    review succession plans for the CEO and other senior executives.

Authority and Responsibilities:

¡    review and approve the Company’s overall compensation philosophy and design;

¡    review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance and determine and approve his compensation;

¡    review and approve the compensation of all executive officers;

¡    recommend to the Board compensation plans and administer and make awards under such plans and review the cumulative effect of its actions;

¡    monitor compliance by executives with our stock ownership requirements;

¡    review and assist the development of executive succession plans, evaluate and make recommendations to the Board regarding potential CEO candidates and evaluate and approve candidates to fill other senior executive positions;

¡    review and discuss with management proposed disclosures regarding executive compensation matters; and

¡    recommend to the Board whether the Compensation Discussion and Analysis should be accepted for inclusion in the proxy statement and annual report.

FINANCE 2012 Meetings: 4

- Mathis Cabiallavetta (Chair)

- Harold Brown

- J. Dudley Fishburn

- Jennifer Li

- Graham Mackay

- Sergio Marchionne

- Kalpana Morparia

- Lucio A. Noto

- Robert B. Polet

- Carlos Slim Helú

- Stephen M. Wolf

Purpose, Authority and Responsibilities:

¡    monitor PMI’s financial performance and condition;

¡    oversee sources and uses of cash flow and capital structure;

¡    advise the Board on dividends, share repurchases and other financial matters;

¡    advise the Board on PMI’s long-term financing plans, short-term financing plans and credit facilities;

¡    monitor PMI’s cash management function;

¡    monitor PMI’s pension plans, including funded status and performance; and

¡    monitor PMI’s investor relations and stock market performance.

NOMINATING AND CORPORATE GOVERNANCE 2012 Meetings: 2	- J. Dudley Fishburn (Chair) - Mathis Cabiallavetta - Jennifer Li - Sergio Marchionne - Kalpana Morparia - Lucio A. Noto - Robert B. Polet - Stephen M. Wolf

Purpose:

¡    identify qualified candidates for Board membership;

¡    recommend nominees for election at the annual meeting;

¡    advise the Board on corporate governance matters; and

¡    oversee self-evaluation of the Board and each Committee.

Authority and Responsibilities:

¡    review qualifications of prospective candidates for director;

¡    consider performance of incumbent directors;

¡    make recommendations to the Board regarding director independence and the function, composition and structure of the Board and its Committees;

¡    recommend corporate governance guidelines; and

¡    review director compensation.

PRODUCT INNOVATION AND REGULATORY AFFAIRS 2012 Meetings: 4	- Harold Brown (Chair) - Mathis Cabiallavetta - J. Dudley Fishburn - Graham Mackay - Kalpana Morparia - Robert B. Polet - Carlos Slim Helú - Stephen M. Wolf

Purpose, Authority and Responsibilities:

¡    monitor and review the development of new product strategies, with a particular focus on next generation products that have the potential to reduce the risk of smoking-related diseases in comparison to conventional cigarettes;

¡    monitor and review key legislative, regulatory and public policy issues;

¡    monitor and review the Company’s programs on societal alignment issues; and

¡    meet with PMI’s Scientific Advisory Board to review scientific developments.

8 • PMI 2013 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. The Audit Committee monitors risks relating to internal and financial controls, certain compliance matters and information technology and cyber security; the Finance Committee monitors risks relating to the sources and uses of the Company’s cash flow and impact of the capital markets on the Company; the Compensation and Leadership Development Committee monitors risks relating to compensation design and payouts and management succession; the Product Innovation and Regulatory Affairs Committee monitors product and regulatory risks; and the Nominating and Corporate Governance Committee monitors risks relating to Board structure and processes. The full Board monitors risks relating to the Company’s business plan, as well as compliance and litigation. At times, two or more Committees hold joint meetings to discuss overlapping risk areas. In 2012, the Audit and Finance Committees held a joint meeting to discuss the respective roles and interaction among the Company’s internal controls department, its corporate audit department and its independent auditors in the corporate audit process.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

PMI 2013 Proxy Statement • 9

BOARD OPERATIONS AND GOVERNANCE

Summary of Corporate Governance Practices

The Nominating and Corporate Governance Committee of the Board reviews our corporate governance practices regularly and proposes modifications to our principles and other key governance practices as warranted for adoption by the Board. The following summarizes our key principles and practices and refers you to the pages of this proxy statement where you will find a more detailed discussion of various items:

¡	the Board has a policy providing that all directors are elected annually and by majority vote rather than by a plurality (see page 12);

¡

the Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees consist entirely of independent directors, all other Board Committees consist entirely of non-management directors, and the Board has no executive committee;

¡	the Board elects the Chairman annually;

¡	the non-management directors elect the Presiding Director annually (see page 6);

¡	directors may be removed with or without cause;

¡	the non-management directors meet in executive session at each Board meeting without any members of management being present;

¡	the Board assesses its performance and the performance of Board Committees annually;

¡	PMI has not adopted a poison pill rights plan;

¡	the Board has adopted a clawback policy providing for the recovery of bonuses and incentive compensation in appropriate circumstances (see page 36);

¡

the Board has adopted stock ownership requirements and an anti-hedging policy for executives intended to align their interests with those of our shareholders and to protect against inappropriate risk taking (see page 36);

¡	we do not gross up our named executive officers to offset their taxes on imputed income on the limited perquisites we provide;

¡	the Philip Morris International Inc. 2012 Performance Incentive Plan includes a double-trigger feature to the vesting provisions following a change in control as described on page 51; and

¡

as its primary long-term incentive tool and its only form of equity award, the Board uses deferred stock awards that are based on a rolling prior three-year total shareholder return and generally vest three years after grant — these awards are substantially less dilutive than stock options and the amount of the annual awards is based on completed performance and awards are valued on the grant date which, by design, is the date we release our annual earnings information.

10 • PMI 2013 Proxy Statement

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s global businesses and markets; the individual’s professional expertise and educational background; and other factors, including nationality, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience, global business experience and scientific expertise, as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our by-laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2014 Annual Meeting.”

Recommendations of the Board

It is proposed that thirteen directors, including our Chairman and CEO and our CEO-elect, be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and each was elected by the shareholders at the 2012 Annual Meeting, except for André Calantzopoulos, our CEO-elect. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented qualify them to deal with the complex global, regulatory and financial issues that the Company faces, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues. More than seventy-five percent of the nominees are non-U.S. nationals and ten different nationalities are represented, underscoring the global perspective of the Board taken as a whole. Two of the Company’s three newest directors are women, thus adding gender diversity to the Board’s national diversity.

In recommending and nominating Mr. Marchionne, the Nominating and Corporate Governance Committee and the Board, respectively, took note of Mr. Marchionne’s membership on various boards of directors. The Committee and the Board regard Exor S.p.A., the investment company on whose board Mr. Marchionne serves, and Fiat, Chrysler, Fiat Industrial, CNH Case New Holland and SGS as a group of vertically owned affiliated companies. The Committee and the Board also regard Mr. Marchionne’s service on the boards of certain of these companies to be part of his executive duties as the Chief Executive Officer of both Fiat and Chrysler. They, therefore, have concluded that Mr. Marchionne does not serve on more than two outside unaffiliated public company boards. The Board notes that Mr. Marchionne attended each of the 32 meetings of the Board and the Committees of which he was a member in 2012. The Board unanimously recommends Mr. Marchionne for his significant and valuable contributions to its deliberations.

PMI 2013 Proxy Statement • 11

ELECTION OF DIRECTORS

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s by-laws to reduce the number of directors.

The Board recommends a vote FOR each of

the nominees identified below.

Independence of Nominees

After receiving the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that each of the following nominees for director is independent of and has no material relationship with the Company: Harold Brown, Mathis Cabiallavetta, J. Dudley Fishburn, Jennifer Li, Graham Mackay, Sergio Marchionne, Kalpana Morparia, Lucio A. Noto, Robert B. Polet and Stephen M. Wolf. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s Web site at www.pmi.com/governance. Each of the above-named nominees qualifies as independent under these standards.

In making its affirmative determination that Mr. Marchionne is independent, the Board considered the fact that the Company has a sponsorship agreement with Ferrari, a majority-owned subsidiary of Fiat. The amounts involved in the sponsorship agreement fall significantly below 2% of Fiat’s consolidated gross revenues, the threshold that, if exceeded, would preclude a determination of director independence under the Company’s categorical standards of director independence. The sponsorship agreement with

Ferrari dates back to 1984, well before Mr. Marchionne became CEO of Fiat in 2004, and extends until 2015. The agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari, and Mr. Marchionne has not been involved in any aspect of the negotiations or the agreement and has no direct or indirect material interest in the agreement.

In making the affirmative determination that Ms. Morparia is independent, the Board considered the fact that the Company has routine commercial relationships with J.P. Morgan Chase, the parent company of Ms. Morparia’s employer. Payments by the Company to J.P. Morgan Chase are immaterial and Ms. Morparia has no direct or indirect material interest in these routine commercial relationships. Ms. Morparia has never represented J.P. Morgan Chase in connection with its provision of services to the Company, the Company has no commercial relationship with Ms. Morparia’s employer and her compensation is not affected by any banking relationship between the Company and J.P. Morgan Chase.

Majority Vote Standard in Uncontested Elections

The Company’s by-laws provide that, where the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority rather than by a plurality vote. Under applicable law, a director’s term extends until his or her successor is duly elected and qualified. Thus, an incumbent director who fails to receive a majority vote would continue to serve as a holdover director. To address that possibility, our Corporate Governance Guidelines require a director who receives less than a majority of the votes cast to offer to resign. The Nominating and Corporate Governance Committee would then consider the offer and recommend to the Board whether to accept or reject the offer.

12 • PMI 2013 Proxy Statement

ELECTION OF DIRECTORS

Director Nominees

HAROLD BROWN

Primary Occupation: Counselor, Center for Strategic and International Studies Washington, DC Director since: 2008 Age: 85

Professional Experience:

Dr. Brown has been a Counselor at the Center for Strategic and International Studies since 1992. He was a partner of Warburg Pincus, a leading private equity firm, from 1990 until he retired from the firm in January 2007. Previously, he was Chairman of the Foreign Policy Institute at The Johns Hopkins University School of Advanced International Studies. Dr. Brown is President Emeritus of the California Institute of Technology and served as Secretary of Defense for the United States from 1977 through 1981.

Other Directorships and Associations:

Dr. Brown is a member of the board of directors of Evergreen Holdings, Inc. and is an emeritus trustee of the California Institute of Technology, of the Trilateral Commission (North America) and of the RAND Corporation. Dr. Brown served as a director of Altria Group, Inc. from 1983 to April 2003, and again from December 2004 to March 2008.

PMI Board Committees:

Dr. Brown is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Compensation and Leadership Development and Finance Committees.

Director Qualifications:

Dr. Brown combines a scientist’s intellect with an extensive knowledge and unique experience of U.S. and international geopolitical and governmental affairs that are of particular benefit to the Board in his role as Chair of the Product Innovation and Regulatory Affairs Committee.

MATHIS CABIALLAVETTA

Primary Occupation: Vice Chairman, Swiss Re Ltd., Switzerland Director since: 2008 Age: 68

Professional Experience:

Mr. Cabiallavetta became Vice Chairman of Swiss Re Ltd. in April 2009, having been a director since September 2008. Previously, Mr. Cabiallavetta was Vice Chairman of Marsh & McLennan (“MMC”) and Chairman of MMC International until September 2008. From 2000 to 2004, he served as a director of MMC. Prior to joining MMC, Mr. Cabiallavetta was Chairman of Union Bank of Switzerland AG, which he joined in 1971.

Other Directorships and Associations:

Mr. Cabiallavetta is a director of BlackRock, Inc. and a member of the Executive Advisory Board of General Atlantic Partners. From 2002 to 2008, Mr. Cabiallavetta served as a director of Altria Group, Inc.

PMI Board Committees:

Mr. Cabiallavetta is Chair of the Finance Committee and a member of the Audit, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Cabiallavetta brings to the Board many years of experience in international capital markets and financial risk assessment, which are of great benefit to the Board in his role as Chair of the Finance Committee.

PMI 2013 Proxy Statement • 13

ELECTION OF DIRECTORS

ANDRÉ CALANTZOPOULOS

Primary Occupation: Chief Operating Officer Age: 55

Professional Experience:

Mr. Calantzopoulos is our Chief Operating Officer and will become our Chief Executive Officer immediately following our Annual Meeting of Shareholders on May 8, 2013. He has served as our COO since our spin-off on March 28, 2008. Mr. Calantzopoulos served as PMI’s President and Chief Executive Officer between 2002 and the date of our spin-off. He joined the Company in 1985 and worked extensively across Central Europe, including as Managing Director of PM Poland and President of the Eastern European Region.

Director Qualifications:

Mr. Calantzopoulos’s intellect and all-encompassing knowledge of the Company will serve him well as CEO and as a new member of the Board. As COO, he played an instrumental role in numerous key initiatives, including critical innovative developments such as the new architecture that has revitalized the Marlboro brand, new product development and revamped consumer engagement activities that drove our broad-based market share gains in both OECD and non-OECD markets.

LOUIS C. CAMILLERI

Primary Occupation: Chairman and Chief Executive Officer Director since: 2008 Age: 58

Professional Experience:

Mr. Camilleri is our Chairman and Chief Executive Officer. Previously, he was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since August 2002 and April 2002, respectively. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978.

Other Directorships and Associations:

Mr. Camilleri was appointed to the Board of Directors of América Móvil, S.A.B. de C.V. in April 2011, and previously served on the Board of Telmex International SAB from December 2009 to April 2011. Mr. Camilleri was a director of Kraft Foods Inc. from March 2001 to December 2007 and was Kraft’s Chairman from September 2002 to March 2007.

Director Qualifications:

Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his ongoing role as Chairman of the Board.

14 • PMI 2013 Proxy Statement

ELECTION OF DIRECTORS

J. DUDLEY FISHBURN

Primary Occupation: Chairman, Bluecube Technology Solutions Ltd., United Kingdom Director since: 2008 Age: 66

Professional Experience:

Mr. Fishburn serves as Chairman of Bluecube Technology Solutions Ltd. He was a Conservative Member of Parliament in the United Kingdom from 1988 to 1997 and also served as a Parliamentary private secretary in the administrations of Prime Ministers Margaret Thatcher and John Major. Prior to entering Parliament, Mr. Fishburn was Executive Editor of The Economist for nine years.

Other Directorships and Associations:

Mr. Fishburn is Chairman of Mulvaney Capital and Cambridge University Library and a director of the Heritage of London Trust, the Foundation for Liver Research, Baring Vostok Investments Ltd., G.F.I. Markets Ltd. and Kyte Group Ltd. He is also a trustee of the University of Reading and an advisor of the Bonita Trust. Mr. Fishburn served as a director of Altria Group, Inc. from 1999 to March 2008, HSBC Inc. from 2002 to 2008, Beazley Group plc from 2002 to 2009, HSBC Bank plc (UK) from 2003 to 2009, as Chairman of Henderson Smaller Companies Investment Trust plc from 2000 to 2011, and as a trustee of the Peabody Housing Trust from 2000 to 2010.

PMI Board Committees:

Mr. Fishburn is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Leadership Development, Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former member of Parliament and Executive Editor of The Economist with service on a number of for-profit and not-for-profit boards, Mr. Fishburn brings a global perspective on governance and regulatory matters which are of benefit to the Board in his role as Chair of the Nominating and Corporate Governance Committee.

JENNIFER LI

Primary Occupation: Chief Financial Officer, Baidu Inc., China Director since: 2010 Age: 45

Professional Experience:

Ms. Li joined Baidu Inc., the largest Internet search engine in China and the third largest independent search engine in the world, in March 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources, Legal, Marketing, Communications and Purchasing. Previously, from 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC.

PMI Board Committees:

Ms. Li is a member of the Audit, Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

Ms. Li’s strong financial expertise, experience in a fast growing, high-tech business and Asian background strengthen the Board’s depth and global perspective.

PMI 2013 Proxy Statement • 15

ELECTION OF DIRECTORS

GRAHAM MACKAY

Primary Occupation: Executive Chairman, SABMiller plc, United Kingdom Director since: 2008 Age: 63

Professional Experience:

Mr. Mackay joined SABMiller plc, the world’s second largest beer brewer, in 1978 and has held a number of senior positions in the SABMiller Group, including Executive Chairman of the beer business in South Africa. He was appointed Group Managing Director in 1997 and Chief Executive of South African Breweries plc upon its listing on the London Stock Exchange in 1999.

Other Directorships and Associations:

Mr. Mackay is the Senior Non-Executive Director of Reckitt Benckiser Group plc.

PMI Board Committees:

Mr. Mackay serves on the Compensation and Leadership Development, Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As the Executive Chairman of one of the largest brewers in the world, which does business in many of the same international markets as the Company, Mr. Mackay brings valuable business, strategic, marketing and regulatory insights to the Board.

SERGIO MARCHIONNE

Primary

Occupation:

Chief Executive Officer, Fiat S.p.A., Italy

Chairman, Fiat Industrial S.p.A.,

Italy

Chairman and

Chief Executive Officer, Chrysler Group LLC,

Detroit, MI

Director since:

2008

Age: 60

Professional Experience:

Mr. Marchionne has been Chief Executive Officer of Fiat S.p.A. since June 2004, on whose Board of Directors he has served since May 2003. He has also been Chief Executive Officer of Fiat Group Automobiles S.p.A., Fiat’s car division, since February 2005, and Chairman of CNH Case New Holland, Fiat’s agricultural and construction equipment division, since April 2006. He was named Chief Executive Officer of Chrysler Group LLC in June 2009 and Chairman in September 2011. He is also Chairman of Fiat Industrial S.p.A., which separated from Fiat S.p.A. on January 1, 2011 and which controls CNH Case New Holland. Mr. Marchionne has been a member of the Board of SGS S.A. since May 2001, serving as the Chief Executive and Managing Director from 2002 to 2004 and Chairman since March 2006. Mr. Marchionne is a director of Exor S.p.A., an investment company that, directly or indirectly, holds significant equity investments in Fiat, Chrysler, Fiat Industrial, CNH Case New Holland and SGS. Mr. Marchionne is a chartered accountant and lawyer who, since beginning his career in 1983, has held executive positions at several firms prior to assuming his current positions.

Other Directorships and Associations:

Mr. Marchionne was a member of the Supervisory Board of Hochtief AG from 2006 to 2007 and a member of the Board of Directors of UBS from 2007 to 2010.

PMI Board Committees:

Mr. Marchionne serves on the Audit, Compensation and Leadership Development, Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

Trained as both a lawyer and an accountant and currently the chief executive of two affiliated automotive manufacturers, Mr. Marchionne brings strategic insights and a hands-on multi-disciplinary approach to the Board, along with experience in many of the same international markets in which the Company does business.

16 • PMI 2013 Proxy Statement

ELECTION OF DIRECTORS

KALPANA MORPARIA

Primary Occupation: Chief Executive Officer, J.P. Morgan India Private Ltd., India Director since: 2011 Age: 63

Professional Experience:

Ms. Morparia assumed her current position with J.P. Morgan India Private Ltd. in 2008, and is a member of J.P. Morgan’s Asia Pacific Executive Committee. Prior to joining J.P. Morgan India, Ms. Morparia served as Joint Managing Director of ICICI Bank, India’s second largest bank, from 2001 to 2008 and the Vice Chair of ICICI’s insurance and asset management business from 2007 to 2008.

Other Directorships and Associations:

Ms. Morparia is a director of Dr. Reddy’s Laboratories Ltd. and CMC Ltd.

PMI Board Committees:

Ms. Morparia serves on the Finance, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

With her strong executive leadership experience in finance, and her deep knowledge of international business, Ms. Morparia provides a keen perspective on Asian economies, the Company’s largest region.

LUCIO A. NOTO

Primary Occupation: Managing Partner, Midstream Partners, LLC, New York Director since: 2008 Age: 74

Professional Experience:

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962.

Other Directorships and Associations:

Mr. Noto is a director of Penske Automotive Group, Inc. and RHJ International. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008 and Commercial International Bank (Cairo) from 2006 to 2009.

PMI Board Committees:

Mr. Noto is the Presiding Director, Chair of the Audit Committee and a member of the Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

As the former chief financial officer and chief executive officer of a large, multi-national oil company, together with his past governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his role as Chair of the Audit Committee and a strong “hands-on” approach as Presiding Director.

PMI 2013 Proxy Statement • 17

ELECTION OF DIRECTORS

ROBERT B. POLET

Primary Occupation: Chairman, Safilo Group S.p.A., Italy Director since: 2011 Age: 57

Professional Experience:

Mr. Polet is currently serving as Chairman of Safilo Group S.p.A. He was President, Chief Executive Officer and Chairman of the Management Board of the Gucci Group from 2004 until March 2011. Previously, Mr. Polet spent 26 years in the Unilever Group in a variety of executive roles, including President of Unilever’s Worldwide Ice Cream and Frozen Foods division, Chairman of Unilever Malaysia, Chairman of Van den Bergh and Executive Vice President of Unilever’s European Home and Personal Care division.

Other Directorships and Associations:

Mr. Polet is a director of Reed Elsevier PLC/NV, William Grant & Sons and Crown Topco Limited, parent company of Vertu.

PMI Board Committees:

Mr. Polet serves on the Finance, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

In his previous position, Mr. Polet was responsible for managing such global luxury brands as Gucci, Bottega Veneta, Yves Saint Laurent, Boucheron, Balenciaga, Sergio Rossi, Alexander McQueen and Stella McCartney. He brings to the Board his considerable entrepreneurial business experience in the global luxury business and his deep executive background running major consumer packaged goods businesses, as well as his extensive knowledge of global markets.

CARLOS SLIM HELÚ

Primary Occupation: Chairman, Carso Infraestructura y Construcción, S.A.B. de C.V., Mexico Director since: 2008 Age: 73

Professional Experience:

Mr. Slim has served as Chairman of Carso Infraestructura y Construcción, S.A.B. de C.V. since 2005. Mr. Slim previously served as Chairman of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Chairman and, later, Chairman Emeritus of Grupo Carso, S.A. de C.V.(1) as well as Chairman of Teléfonos de México, S.A. de C.V. and Carso Global Telecom, S.A. de C.V., México.

Other Directorships and Associations:

From 1997 to 2006, Mr. Slim served as a director of Altria Group, Inc. Mr. Slim served as Chairman Emeritus of Grupo Financiero Inbursa, S.A.B. de C.V. from 2004 to 2007. He also serves as Chairman Emeritus of América Móvil, S.A.B. de C.V. since 2005. Mr. Slim is a member of each of the Advisory Council for Latin America of the New York Stock Exchange and the board of Fundación Unam A.C. and Patronato del Hospital Infantil. He is also Chairman of Fundación Telemex, A.C. and Fundación Carlos Slim, A.C.

PMI Board Committees:

Mr. Slim serves on the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

One of the world’s most successful businessmen, Mr. Slim provides the Board with an entrepreneurial point of view and unique perspective on the complexities of operating successfully in both developed and emerging economies.

(1) A subsidiary of Grupo Carso owns a 20% interest in one of our Mexican subsidiaries.

18 • PMI 2013 Proxy Statement

ELECTION OF DIRECTORS

STEPHEN M. WOLF

Primary Occupation: Chairman, R.R. Donnelley & Sons Company, Chicago, IL Managing Partner, Alpilles, LLC Director since: 2008 Age: 71

Professional Experience:

Mr. Wolf has been Chairman of R.R. Donnelley & Sons Company since March 2004. He has been Managing Partner of Alpilles, LLC since April 2003. Previously, he was Chairman of US Airways Group from November 2001 to April 2003, and Chief Executive Officer of US Airways, Inc. from January 1996 to November 1998. Prior to joining US Airways, he had served since August 1994 as senior advisor in the investment banking firm of Lazard Frères & Co., LLC. From 1987 to July 1994, he was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc.

Other Directorships and Associations:

In 2009, Mr. Wolf became Chairman of the Advisory Board of Trilantic Capital Partners, and joined the board of Chrysler Group LLC. From 1993 to 2008, Mr. Wolf served as a director of Altria Group, Inc. He is a trustee emeritus of the Brookings Institute.

PMI Board Committees:

Mr. Wolf is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Finance, Nominating and Corporate Governance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former chief executive officer of four New York Stock Exchange listed companies with experience on the boards of a number of companies, Mr. Wolf provides a strong focus in his position as Chair of the Compensation and Leadership Development Committee in ensuring that the Company has the right compensation processes in place and programs to develop future leaders.

PMI 2013 Proxy Statement • 19

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

The Nominating and Corporate Governance Committee periodically benchmarks director compensation against the Company’s Compensation Survey Group (defined on page 35), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked in the top quartile of the Company’s Compensation Survey Group.

Non-employee directors receive an annual cash retainer of $115,000 (increasing to $125,000 on May 8, 2013) and a retainer of $5,000 for each Committee of which they are a member. The Presiding Director and the chairs of each Committee receive an annual retainer of $25,000 (with Committee chair retainers increasing to $35,000 on May 8, 2013) for additional services rendered in connection with those responsibilities. Directors do not receive meeting fees.

Summary of Directors Compensation

PMI provides competitive compensation levels to attract and retain high-quality non-employee directors, and it uses a substantial component of equity-based compensation.

Compensation levels are benchmarked to our Compensation Survey Group.

	Currently	As of May 8, 2013
Annual cash retainer:	$115,000	$125,000
Annual equity award:	$160,000	$175,000
Presiding Director retainer:	$25,000	$25,000
Committee Chair retainer:	$25,000	$35,000
Committee member retainer:	$5,000	$5,000
Committee meeting fees:	None	None
Stock Options:	None	None

Pursuant to the 2008 PMI Stock Compensation Plan for Non-Employee Directors, each non-employee director then in office received an annual share award on May 9, 2012 of that number of shares of common stock having an aggregate fair market value of $160,000 on the date of grant (1,854 shares of common stock with a fair market value of $86.31 per share). On May 8, 2013, the value of the annual share award will be increased to $175,000.

The following table presents the compensation received by the non-employee directors for fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation (1) ($)	Total ($)
Harold Brown	155,000	160,000	5,530	320,530
Mathis Cabiallavetta	160,000	160,000	14,945	334,945
J. Dudley Fishburn	165,000	160,000	12,509	337,509
Jennifer Li	130,000	160,000	_	290,000
Graham Mackay	130,000	160,000	_	290,000
Sergio Marchionne	135,000	160,000	_	295,000
Kalpana Morparia	130,000	160,000	_	290,000
Lucio A. Noto	180,000	160,000	_	340,000
Robert B. Polet	130,000	160,000	10,036	300,036
Carlos Slim Helú	125,000	160,000	_	285,000
Stephen M. Wolf	165,000	160,000	_	325,000

(1)

The Board believes it is important every two years to invite a family member to accompany non-employee directors at the Board’s offsite meeting to enhance the collegiality of the Board. The Company reimburses the cost of such attendance and the cost of resulting income taxes.

20 • PMI 2013 Proxy Statement

COMPENSATION OF DIRECTORS

Non-employee directors may also elect to defer the award of shares of common stock and all or part of the annual and committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a PMI common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the PMI Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

The Company reimburses non-employee directors for their reasonable expenses incurred in attending Board of Directors, Committee and shareholder meetings and other corporate functions, including travel, meals and lodging. Non-employee directors also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

PMI 2013 Proxy Statement • 21

STOCK OWNERSHIP INFORMATION

Ownership of Equity Securities

The following table shows the number of shares of common stock beneficially owned as of March 15, 2013, by each director, nominee for director and executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer, and of the directors, nominees for director and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)(2)
Harold Brown	39,757
Mathis Cabiallavetta	38,134
André Calantzopoulos	645,470
Louis C. Camilleri	1,523,293
Marc Firestone	127,200
J. Dudley Fishburn	24,691
Jennifer Li	7,583
Graham Mackay	12,456
Sergio Marchionne	44,825
Kalpana Morparia	2,913
Lucio A. Noto	78,861
Jacek Olczak	173,425
Matteo Pellegrini	257,894
Robert B. Polet	4,358
Carlos Slim Helú	315,014
Hermann Waldemer	387,749
Stephen M. Wolf	63,755
Miroslaw Zielinski	201,185
Group (28 persons)	4,776,855

(1)	Includes shares of restricted common stock as follows: Mr. Camilleri, 153,540; and group, 178,240.

(2)

Includes shares of deferred stock as follows: Dr. Brown, 27,757; Mr. Cabiallavetta, 38,134; Mr. Calantzopoulos, 276,920; Mr. Camilleri, 353,070; Mr. Firestone, 110,200; Mr. Fishburn, 24,691; Mr. Noto, 39,283; Mr. Olczak, 109,890; Mr. Pellegrini, 105,730; Mr. Slim, 10,815; Mr. Waldemer, 138,320; Mr. Wolf, 40,433; Mr. Zielinski, 103,610; and group, 1,887,313. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse). Also includes 300,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 12,000 shares held in trust as to which Dr. Brown shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership.

22 • PMI 2013 Proxy Statement

STOCK OWNERSHIP INFORMATION

In addition to the shares shown in the table above, as of March 15, 2013, those directors who participate in the Company’s director deferred fee program had the following PMI share equivalents allocated to their accounts: Mr. Noto, 64,305; Mr. Slim, 5,735; and Mr. Wolf, 24,293. See “Compensation of Directors” on page 21 for a description of the deferred fee program for directors.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding on March 15, 2013
Capital Research Global Investors A division of Capital Research and Management Company (CRMC) 33 South Hope Street Los Angeles, CA 90071	106,139,512 (1)	6.46%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	92,393,115 (2)	5.63%

(1)

According to a Schedule 13G/A, dated February 11, 2013, filed with the U.S. Securities and Exchange Commission on February 13, 2013, by Capital Research and Management Company presenting the number of shares as of December 31, 2012.

(2)

According to a Schedule 13G/A, dated February 4, 2013, filed with the U.S. Securities and Exchange Commission on February 11, 2013, by BlackRock, Inc. presenting the number of shares as of December 31, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2012 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except as follows:

The form originally filed by Mr. Lucio A. Noto on March 28, 2008, to report his acquisition of shares of the Company’s common stock in connection with the spin-off of the Company by its former parent company inadvertently understated the number of shares acquired by 405 shares. When Mr. Noto discovered the error, he promptly amended his earlier form to reflect the actual number of shares received in the spin-off.

Mr. Robert B. Polet inadvertently failed to timely file forms to report two purchases of shares of the Company’s common stock as the result of a broker’s purchasing the shares on behalf of a discretionary managed portfolio without the knowledge of Mr. Polet. When Mr. Polet was subsequently advised of these transactions, he promptly reported them.

PMI 2013 Proxy Statement • 23

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis outlines the design of our executive compensation program components, the objectives and principles upon which they are based, our 2012 performance and the resulting decisions of the Compensation and Leadership Development Committee to reflect that performance in setting compensation for the Chairman and CEO, the named executive officers identified in the Summary Compensation Table on page 39 and the other members of our senior management team.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s Web site at www.pmi.com/governance. During 2012, the members of the Committee were: Stephen M. Wolf (Chair), Harold Brown, J. Dudley Fishburn, Graham Mackay and Sergio Marchionne. The Committee met seven times in 2012. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

Program Design, Philosophy and Objectives

Our compensation and benefits program supports our business and financial objectives. The program’s components are set and periodically reviewed by the Committee. Each component is designed to achieve one or more of the following objectives:

¡	to support our ability to attract, develop and retain world-class leaders;

¡	to align the interests of executives and shareholders;

¡	to reward performance;

¡	to support long-term business growth, superior financial results, societal alignment and integrity of conduct; and

¡	to promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Together, these elements form an aggregate package that is intended to be appropriately competitive. The design of the overall package encompasses the following features:

¡	a mix of fixed and at-risk compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

¡	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations;
¡	a mix of cash and deferred equity compensation that seeks to discourage actions that are solely driven by the stock price at any given time to the detriment of PMI’s strategic goals; and

¡

an optimal balance of equity compensation, together with significant stock ownership requirements, to align the interests of executives and shareholders while remaining mindful of the potential dilutive nature of equity compensation on shareholder value.

In determining the precise levels of each element of compensation, as well as the total compensation and benefits package awarded, the Committee exercises its business judgment and discretion in pre-establishing compensation ranges, setting the actual level of compensation within these ranges and reviewing total compensation design to assure that the various ranges remain appropriately competitive and continue to meet our objectives.

The Committee compares the Company’s compensation practices and levels of pay to a Compensation Survey Group as further discussed on page 35. Our compensation program also reflects local practices and is designed to deliver total direct compensation upon attainment of targeted goals at the 75th percentile of the local market; actual total direct compensation can exceed the 75th percentile when business and individual performance exceed targeted goals, and can be significantly lower if goals are not met.

The Committee also compares the mix of compensation for our named executive officers to the compensation for those executives with similar roles in companies in our Compensation Survey Group.

24 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Components of our Total Direct Compensation Program

The three components of total direct compensation are base salary, annual incentive compensation awards and equity awards. We also provide our executives retirement benefits and limited perquisites.

Our total direct compensation program emphasizes pay-for-performance, and the one component that is fixed for a given year, base salary, constitutes the smallest portion of executive compensation. With respect to compensation earned in 2012, base salary constituted approximately 12% of total direct compensation for our named executive officers. The second component is the annual cash-based incentive compensation award that is determined by the Committee based on individual and Company performance and that constituted approximately 32% of total direct compensation for our named executive officers in 2012. The third component is the equity award granted in 2013 that was determined based on 2012 individual performance and the Company’s rolling three-year total shareholder return over the 2010 to 2012 period relative to our Compensation Survey Group, our tobacco peer group and the S&P 500 Index and that constituted approximately 56% of total direct compensation for our named executive officers in 2012.

Component	Key Characteristics	Key Objective

Base Salary	¡ Fixed component of compensation reflecting the scope of the executive’s role, performance and market pay practices.	¡ Intended to provide sufficient competitive pay to attract, develop and retain world-class leaders.

Incentive Compensation (IC) Awards

¡  Annual performance-based variable cash award for meeting pre-established performance goals.

¡  Performance is assessed against annual operating targets, progress towards strategic initiatives and the executive’s individual performance.

¡  Final award is based on the Committee’s assessment of Company performance and the executive’s individual performance factor.

¡ Intended to motivate executives to meet or exceed our performance goals and strategic objectives in a given fiscal year.

Equity Awards

¡  Performance-based long-term variable equity award based on the executive’s contribution to increasing shareholder value.

¡  Contributes to all five of the Committee’s program design objectives while minimizing share dilution and protecting against excessive risk taking.

¡  Amount of each annual award is based on the Committee’s assessment of our total shareholder return (TSR) over the previous three-year period relative to the performance of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index and the executive’s individual performance factor.

¡  Equity awards generally vest three years after being granted.

¡ Intended to motivate our executives to achieve superior returns for our shareholders over the long term.

PMI 2013 Proxy Statement • 25

COMPENSATION DISCUSSION AND ANALYSIS

2012 Target Compensation Mix

All of our named executive officers are in salary bands A, B or C, with band A being the highest level. Our Chairman and CEO is the only employee in salary band A. As shown in the market survey below, our allocation of total direct compensation between fixed (base salary) and at-risk (annual incentive compensation and equity awards) at target levels is comparable to that of our Compensation Survey Group companies and consistent with our objectives of putting proportionately greater compensation at risk for each increase in salary band, while minimizing equity dilution.

26 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Methodology for Linking Pay to Performance

Approximately 88% of total direct compensation earned by our named executive officers in 2012 was variable and directly linked to the Company’s and the individual’s performance. The following section describes the process by which the Committee ties variable compensation to performance.

At the beginning of each year, the Committee sets target ranges with respect to key performance metrics. Each of the target ranges set by the Committee is based on the Company’s original operating budget approved by the Board for that year. The budget and the targets reflect appropriately ambitious but realistic performance goals. In February, the Committee evaluates the Company’s actual results against these targets and assigns the Company an incentive compensation (IC) business rating ranging from 0 to 150, with a rating of 100 correlating to attaining targeted levels of performance. Its evaluation is not only quantitative but also qualitative. Numerical weights are not assigned to any specific performance measure. Nor is a rating assigned based solely on the key performance measures. Rather, the Committee also assesses the Company’s progress on key strategic initiatives and our performance relative to its international competitors. It then determines the Company’s IC business rating based on its assessment of the Company’s overall performance for that year.

Next, the Committee determines the Company’s stock business rating, which can range from 0 to 150, based on the Company’s total shareholder return over a rolling three-year period relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index.

Individuals are rated on a three-point scale (Improvable, Optimal and Exceptional). To assure a disciplined, fair and equitable assessment of individual performance, the Committee has set general guidelines under which approximately 10% to 20% of the eligible population receive a rating of “Improvable,” 55% to 75% receive a rating of “Optimal,” and 15% to 25% receive a rating of “Exceptional.” Individual ratings are based primarily on a qualitative assessment of performance, and can range from 0% to 150% for incentive compensation (IC) awards and from 0% to 130% for equity awards.

Incentive Compensation Award Formula

IC Award	=	Base Salary	X	Individual Target %	X	IC Business Rating (1) (0%-150%)	X	Individual Rating (0%-150%)

(1)

2012 performance targets included: cigarette volume; share of top 30 OCI markets; net revenues, excluding excise taxes; adjusted OCI; adjusted diluted EPS; and free cash flow; progress on key strategic initiatives also evaluated.

Annual individual incentive compensation award targets in 2012 for salary bands A through C as a percentage of base salary were as follows:

Salary Band	Individual Target %
A	300%
B	180%
C	120%

Equity Award Formula

Stock Award	=	Base Salary	X	Individual Target %	X	Stock Business Rating (1) (0%-150%)	X	Individual Rating (0%-130%)

(1)	Our rolling 3-year TSR is measured relative to our Compensation Survey Group, our tobacco peer group and the S&P 500 Index.

Annual individual equity award targets in 2012 for salary bands A through C as a percentage of base salary were as follows:

Salary Band	Individual Target %
A	600%
B	270%
C	180%

Equity awards are granted to management employees under the Philip Morris International Inc. 2012 Performance Incentive Plan and are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term shareholder value. Equity awards are made in shares of performance-based deferred stock, rather than stock options, because this form of award:

¡	establishes a relationship between our cost and the value ultimately delivered to our executives that is more direct and more visible than is the case with stock options; and

PMI 2013 Proxy Statement • 27

COMPENSATION DISCUSSION AND ANALYSIS

¡

requires the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock awards granted in the calendar year as a percentage of all shares outstanding) in 2012 of 0.20% and a total 2012 year-end overhang (number of unexercised stock options and unvested stock awards as a percentage of all shares outstanding) of 0.54%.

As a result, our run rate and overhang each compares favorably to those of the Compensation Survey Group.

Equity award recommendations are approved annually at the Committee’s February meeting, and are granted on the date of approval. The Committee determines the dollar value of each award based on its assessment of the Company’s prior three-year TSR relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500, along with its rating of the individual’s performance. The number of shares awarded is based on the fair market value of PMI stock on the date of grant.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death or disability or normal retirement, or separation from employment by mutual agreement after reaching age 58. The three-year vesting period provides PMI with a means of both retaining and motivating executives.

Recipients receive dividend equivalents on unvested equity awards during the vesting period in order to further align the interests of participants with shareholders.

Last Year’s Say-on-Pay Vote on 2011 Executive Compensation: In 2012, 97.39% of the votes cast at our annual meeting of shareholders approved, on an advisory basis, the 2011 compensation of our named executive officers. The Company’s 2012 Performance Incentive Plan was approved by a 96.34% favorable vote. Based on these votes and the many conversations the Company continues to have with our shareholders, the Compensation and Leadership Development Committee believes that shareholders strongly support the Committee’s approach to aligning pay with performance. Accordingly, the Committee did not make significant structural changes to our executive total direct compensation program in 2012.

28 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2012 Company Performance and Targets

Analysis of 2012 Incentive Compensation Business Rating: The Committee believes that quality of results is key and, accordingly, uses its business judgment to assess performance both on a quantitative and qualitative basis and to tie compensation to performance based on those assessments rather than on a fixed formula. With regard to its quantitative assessment, the following table shows the performance target ranges pre-established by the Committee for 2012 incentive compensation awards and the Company’s results. The percentages indicated for cigarette volume, net revenues, adjusted OCI and adjusted diluted EPS represent targeted and actual growth versus 2011 results.

Measure (1)	Target Range	Actual Results
Cigarette Volume (2)	-1.0% to 0.0%	1.3%
Share of Top 30 OCI Markets (3)	Growing or Stable in 20 Markets	Growing or Stable in 17 Markets
Net Revenues (4)	3.5% to 4.5%	5.6%
Adjusted OCI (5)	6.0% to 7.5%	8.1%
Adjusted Diluted EPS (6)	9.0% to 11.0%	11.7%
Free Cash Flow (7)	$8.9 to $9.3 billion	$8.4 billion

(1)	For a reconciliation of non-GAAP to GAAP financial measures see Exhibit B to this proxy statement.

(2)	Excluding acquisitions.

(3)	Operating Companies Income (Operating Income before general corporate expenses and the amortization of intangibles).

(4)	Excluding excise taxes, currency and acquisitions.

(5)	Excluding currency and acquisitions.

(6)	Excluding currency.

(7)	Net cash provided by operating activities less capital expenditures.

We surpassed four of our performance target ranges for 2012 and fell short of two measures as 2012 proved to be another year of very solid growth across key operational metrics. This performance was all the more impressive given the spectacular results achieved in 2011 and the continuing economic woes affecting all southern European nations.

Cigarette Volume (excluding acquisitions): Rose by 1.3% in 2012, substantially exceeding our target range of -1.0% to 0.0%. Of particular note is that absent the exceptional circumstances in Japan during the second quarter of 2011 as a result of the natural disaster there, our volume would have increased by 2.0% on an organic basis despite a 13.5 billion unit or 6.4% erosion in volume in the EU Region. Our strong volume performance, which surpassed that of all our direct competitors (on an apples-to-apples basis) was driven by the Asia and EEMA Regions with particularly strong results in Indonesia, Russia and Turkey.

Share of Top 30 OCI Markets: Our market share performance was solid and improved as the year unfolded. However, we fell marginally short of our share objective relative to our top 30 income markets, with 17 markets rather than 20 meeting our performance target. Despite this shortfall, we gained share across our top 30 income markets combined, increasing our global market share, excluding China and the U.S., to a record 28.8%, and in both OECD and non-OECD markets as a whole. An important achievement in 2012 was the growth of Marlboro. With its architecture firmly in place and complemented by the advent of the new campaign and the continued roll-out of an array of line extensions across all three pillars, Marlboro continued to expand its share on a global basis. Its share grew across all four Regions, underscoring its enhanced brand equity, relevance and renewed vitality. Share growth in the EU Region was particularly gratifying and marked a watershed turnaround after several years of share erosion.

Net Revenues (excluding excise taxes): Reached a record level of $31.4 billion. On an organic apples-to-apples basis excluding the impact of currency and acquisitions, net revenues, excluding excise taxes, surpassed 2011 levels by 5.6%, handily exceeding the performance target range of 3.5% to 4.5% growth.

Adjusted OCI (excluding currency): Constant currency adjusted OCI, excluding acquisitions, was up by a strong 8.1%, exceeding the performance target range of 6.0% to 7.5% growth.

Adjusted Diluted EPS (excluding currency): Was up by 11.7% versus 2011, exceeding the performance target growth range of 9.0% to 11.0%.

Free Cash Flow: Free cash flow of $8.4 billion in 2012 fell short of our target range, due to higher working capital requirements attributable to building leaf as well as clove inventories at higher prices than originally anticipated to meet growth expectations and higher capital expenditures to increase capacity in the Asia and EEMA Regions.

PMI 2013 Proxy Statement • 29

COMPENSATION DISCUSSION AND ANALYSIS

In addition to these six quantitative performance measures, the Committee also evaluated our performance qualitatively on the following key strategic initiatives:

¡	sustained progress towards improving tax structures, which continued to gain momentum in most of the world;

¡

our continued efforts to pursue comprehensive, evidence-based regulation governing the manufacture, marketing, sale, use and taxation of tobacco products, but also acknowledging the setback represented by the advent of plain packaging in Australia;

¡	our product innovation initiatives;

¡	significant progress achieved in our plans to develop and commercialize next generation products;

¡	the continued deployment of our new strategic framework for adult consumer-focused marketing and sales, which is proving to be highly successful in key markets;

¡	exceeding our 2012 gross productivity and cost savings target of $300 million, while optimizing our manufacturing footprint and improving results measured by key operations performance indicators;

¡

our continued efforts to combat illicit trade through the creation of a centralized organizational structure, an agreement with INTERPOL and sustained progress on our Codentify technology, but acknowledging that we have not yet achieved our goal to broadly reduce illicit trade;

¡	our efforts and results in improving our health and safety record, with a significant improvement in our lost-time injury rate;

¡

our continued efforts and results in improving our environmental record, particularly noting that we were the only S&P 500 Index company in our category to qualify for the 2012 Carbon Performance Leadership Index and one of only five in the FTSE Global 500 Index to receive such recognition;

¡	our progress in addressing child and migrant labor issues associated with tobacco farming;

¡	our continued progress in nurturing and developing our talent pool and future leadership; and

¡	our robust control, compliance and integrity programs.

30 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Analysis of 2012 Stock Business Rating: For purposes of determining the Company performance rating for equity awards, the Committee considered total shareholder return (TSR) relative to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index. While the Committee assesses the Company’s annual performance each year to set annual incentive compensation awards, it takes a longer-term view and considers our TSR over a rolling three-year period to set equity awards. From January 1, 2010 through December 31, 2012, as shown in the table below, our TSR was 96.7%, more than 2.5 times the TSRs of our Compensation Survey Group and the S&P 500 Index and well ahead of our tobacco peer group.

Source: FactSet.

Note: Peer groups represent the market weighted average return of the group.

(1)	The tobacco peer group consists of Altria, BAT, Imperial Tobacco, Japan Tobacco, Lorillard and Reynolds American.

(2)

The PMI Compensation Survey Group consists of the following companies with substantial global sales that are direct competitors; or have similar market capitalization; or are primarily focused on consumer products (excluding high technology and financial services); and are companies for which comparative executive compensation data are readily available: Bayer AG, British American Tobacco p.l.c., The Coca-Cola Company, Diageo plc, GlaxoSmithKline, Heineken N.V., Imperial Tobacco Group PLC, Johnson & Johnson, McDonald’s Corp., Mondelēz International, Inc., Nestlé S.A., Novartis AG, PepsiCo, Inc., Pfizer Inc., Roche Holding AG, Unilever NV and PLC and Vodafone Group Plc. Compensation Survey Group TSR weights Mondelēz’s TSR at 65% of Kraft’s market capitalization on January 1, 2010, based on Mondelēz’s initial market capitalization relative to the combined market capitalization of Mondelēz and Kraft on October 2, 2012, reflecting the split of those two companies via a spin-off.

PMI 2013 Proxy Statement • 31

COMPENSATION DISCUSSION AND ANALYSIS

2012 Individual Performance and Compensation Decisions

Louis C. Camilleri, Chairman and CEO: Mr. Camilleri’s annual incentive compensation and equity awards for 2012 reflect his continued strong performance and exemplary leadership. Under his leadership and with his detailed knowledge of the business and the breadth of his strategic insight, and despite significant economic challenges in much of the developed world, we posted strong results in 2012 and exceptional total shareholder returns over the 2010 to 2012 period. We achieved strong organic volume growth, attained record net revenues excluding excise taxes, generated outstanding OCI growth and posted exceptional EPS results, while making substantial progress towards our strategic objectives. We recorded robust market share performance in each of our four Regions, in both OECD and non-OECD markets and across our top 30 income markets combined and increased our global share, excluding China and the U.S., to a record 28.8%. We repurchased a record $6.5 billion of PMI shares, announced a new share repurchase program of $18 billion over three years and increased our annual dividend rate by 10.4%. The changes to the architecture of Marlboro took hold and the flagship brand grew share in all four Regions. We progressed significantly towards our goal of commercializing next generation products. The Committee believes that the management team and organizational structure established by Mr. Camilleri have never been stronger.

Based on Mr. Camilleri’s leadership in guiding the Company to these outstanding results, the Committee assigned him an individual performance rating of Exceptional, a rating that correlates to an individual performance rating of 120% to 150% for incentive compensation and 110% to 130% for equity awards. Recognizing the Company’s strong performance in 2012, but acknowledging that we fell short of two performance targets, the Committee assigned Mr. Camilleri an individual performance rating of 130% for incentive compensation and 115% for equity awards, each toward the lower end of the applicable range. The Committee thus set Mr. Camilleri’s incentive compensation award at $7,500,000 and his equity award at $14,500,000. The Committee further determined not to increase Mr. Camilleri’s 2013 base salary from its 2012 level.

On May 8, 2013, Mr. Camilleri will step down from the role of Chief Executive Officer. He will be succeeded by our current Chief Operating Officer, André Calantzopoulos. Mr. Camilleri will continue to be an employee of the Company as the Chairman of the Board. The Committee will consider the appropriate compensation for Mr. Camilleri and for Mr. Calantzopoulos going forward and will disclose its decisions promptly after they are made.

32 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Alternative CEO Pay Disclosure: The chart below illustrates the total direct compensation paid to our Chairman and CEO with respect to performance in 2010, 2011 and 2012, together with the Company’s rolling three-year TSRs and IC business ratings for such periods. The chart is not a substitute for the SEC required disclosure included in the Summary Compensation Table on page 39. The Summary Compensation Table, in accordance with SEC rules, reflects the equity award paid in the year shown but determined with respect to the prior year’s performance (i.e., the amount of the equity award paid in 2012 is based on 2011 performance). In contrast, the following chart reflects the equity awards granted for the performance year and is intended to convey the decisions of the Committee with respect to linking the components of total direct compensation to a given year’s performance.

(1)	The 3-year rolling TSR in 2010 relates to TSR from the spin-off on March 28, 2008.

(2)	As discussed in the Company’s 2012 proxy statement, Mr. Camilleri’s 2011 total direct compensation was set at the low point of the range indicated by his individual performance and Company ratings.

(3)	The following table sets forth the amount for each component of total direct compensation shown in the chart above.

Year	Base Salary ($)	IC Award ($)	Equity Award ($)	Total Direct Compensation ($)
2010	1,708,333	7,875,000	9,119,509	18,702,842
2011	1,750,000	8,820,000	15,015,789	25,585,789
2012	1,750,000	7,500,000	14,500,816	23,750,816

PMI 2013 Proxy Statement • 33

COMPENSATION DISCUSSION AND ANALYSIS

Other Named Executive Officers:

André Calantzopoulos: Mr. Calantzopoulos serves as our Chief Operating Officer. His 2012 incentive compensation and equity awards reflect his exceptional performance and major contributions to our strong results in 2012 and increase in shareholder value over the 2010 to 2012 period. His incentive compensation and equity awards were both based on a personal rating of 125%. These awards recognize Mr. Calantzopoulos’ invaluable contributions to the growth of our brand portfolio, the renewed vibrancy of Marlboro, the adoption of our new strategic framework for adult consumer focused marketing and sales and the significant progress achieved on our next generation products strategy. They also reflect his role in advancing a number of strategic projects that impacted our 2012 results and our longer term growth prospects, including the strengthening and development of our organization, disciplined pricing actions and product innovation.

Marc Firestone: Mr. Firestone has served as our Senior Vice President and General Counsel since April 15, 2012. His incentive compensation and equity awards recognize his excellent performance and exemplary leadership of the Law Department. His awards were both based on a personal rating of 120% and reward him for his critical role on numerous initiatives on the litigation, intellectual property and compliance fronts. Of particular note is his active contribution to our strategy to combat regulatory actions that are deemed to be unconstitutional or an outright confiscation of our trademarks, namely in terms of plain packaging and ingredient bans.

Jacek Olczak: Mr. Olczak was appointed Chief Financial Officer effective August 1, 2012. Previously he served as President of our European Union Region. His incentive compensation award was based on a personal rating of 105% and his equity award on a personal rating of 110%. These awards recognize Mr. Olczak’s significant contributions to our overall results in 2012 since he became Chief Financial Officer and our strong market share performance, particularly with regard to Marlboro, in the EU Region. Mr. Olczak has rapidly grasped the intricacies and complexities of his new responsibilities and in particular the management of our working capital and balance sheet. His awards also reflect his role in communicating our results and growth strategies to the investment community in a clear and transparent manner.

Matteo Pellegrini: Mr. Pellegrini serves as President of our Asia Region, which under his leadership has become our largest Region in terms of volume; net revenues, excluding excise taxes; and operating companies income. His incentive compensation award was based on a personal rating of 120% and his equity award on a personal rating of 110%. These awards recognize his leadership of the Region and the strong results achieved in 2012 off an exceedingly strong base in 2011. Volume in Asia grew by a strong 4.2%, while net revenues, excluding excise taxes, and operating companies income on a constant currency basis were up by 5.7% and 6.7%, respectively, a significant achievement given the extraordinary circumstances that the Company faced in Japan in 2011. Indeed, absent this hurdle, volume would have increased by 6.4%. His awards also reflect the strong market share gains achieved across the Region and, in particular, in Indonesia, Malaysia, Thailand and Vietnam.

Hermann G. Waldemer: Mr. Waldemer served as our Chief Financial Officer until his retirement on July 31, 2012. His incentive compensation award was pro-rated to reflect his seven months of service. No equity award was granted. Mr. Waldemer was an exceptional Chief Financial Officer and served the Company and its shareholders in an exemplary manner. In addition to performing all of the tasks assigned to him in an excellent manner, he assured a textbook transition to his successor.

Miroslaw Zielinski: Mr. Zielinski serves as the President of our EEMA Region. His incentive compensation and equity awards recognize his outstanding leadership of the Region and the exceptional results achieved in 2012. His incentive compensation and equity awards were granted at personal ratings of 140% and 128%, respectively. The EEMA Region grew volume by 4.7% in 2012, with widespread market share gains across the Region. On a constant currency basis, net revenues, excluding excise taxes, and operating companies income surged by 11.6% and 21.6%, respectively. The Region was a principal contributor to PMI’s overall growth in 2012. Mr. Zielinski’s awards also reflect his tireless efforts to enhance and refine our marketing strategies, develop our brand portfolio and enhance the strength and depth of our organization.

34 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies and Processes

Use of External Market Data

Compensation Survey Group: To ensure that our compensation program remains competitive and aligned with our overall philosophy and objectives, the Committee compares our compensation and benefit practices and levels of pay to a Compensation Survey Group consisting of companies with substantial global sales that compete with us for talent and:

¡	are primarily focused on consumer products (excluding high technology and financial services); or
¡	have similar market capitalization; or
¡	are direct competitors; and
¡	are companies for which comparative executive compensation data are readily available.

Using these characteristics as our guide, the following 17 companies have been selected as our Compensation Survey Group:

¡ Bayer AG	¡ British American Tobacco p.l.c.
¡ The Coca-Cola Company	¡ Diageo plc
¡ GlaxoSmithKline	¡ Heineken N.V.
¡ Imperial Tobacco Group PLC	¡ Johnson & Johnson
¡ McDonald’s Corp.	¡ Mondelēz International, Inc.
¡ Nestlé S.A.	¡ Novartis AG
¡ PepsiCo, Inc.	¡ Pfizer Inc.
¡ Roche Holding AG	¡ Unilever NV and PLC
¡ Vodafone Group Plc

This survey group consists of companies that are multinationals based in the U.S. and in several European countries, reflecting the fact that, while we are headquartered in the U.S., the core of our businesses, employees and competitors is global in nature. We believe that the resulting data we use to benchmark our program appropriately reflect the geographic locations in which we operate and we supplement this data with local market data in each area where we have significant operations to ensure we have an informed view of both local and global pay practices.

The Committee regularly reviews this survey group to ensure its appropriateness. There has been no change to this survey group in 2012, except to replace Kraft Foods with Mondelēz International to reflect the separation of those two companies.

PMI 2013 Proxy Statement • 35

COMPENSATION DISCUSSION AND ANALYSIS

Factors Mitigating Against Possible Adverse Consequences of Our Compensation Program: Several elements of our compensation program protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive compensation award programs for particular business units or functions. Our annual incentive compensation and equity awards apply to management employees worldwide and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. Second, all employees are rated on the same three-point scale within general guidelines set by the Committee whereby approximately 10% to 20% of the eligible population receive a rating of “Improvable,” 55% to 75% receive a rating of “Optimal” and 15% to 25% receive a rating of “Exceptional.” These ratings are spread throughout the organization so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximum levels that limit the amount of awards.

Furthermore, the long-term component of our compensation program consists of equity awards that are effectively measured or at risk over a six-year period. At the time of grant, the awards are based on an historical three-year rolling average of total shareholder return compared to the returns of our Compensation Survey Group, our tobacco peer group and the S&P 500 Index, and the awards generally vest only after an additional three years from the date of grant. In addition, our executives are subject to stock ownership requirements and comprehensive anti-hedging and “clawback” policies described in the following two sections.

Stock Ownership Requirements and Hedging: The Committee requires certain levels of PMI stock ownership for our executives, including our named executive officers. These requirements are as follows:

NEOs	Multiple of base salary
Chairman and CEO	15 times
Salary band B	9 times
Salary band C	6 times

Executives are required to meet their ownership levels within five years of joining PMI or within three years after a promotion. The Committee reviews each executive officer’s compliance with the requirements on an annual basis. As of December 31, 2012, all of our named executive officers met or exceeded the applicable requirements. Our executive officers are not permitted to engage in any hedging activities with respect to PMI stock.

Policy Regarding the Adjustment or Recovery of Compensation: Under our Board approved policy and as set forth in each named executive officer’s equity award agreement, if the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have otherwise been paid, the Board or Committee shall take action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of equity awards, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or Committee determines to be in the best interests of the Company.

Role of the Committee in Executive Compensation: The role of the Committee is to discharge the Board’s responsibilities relating to executive compensation matters. In this regard the Committee is responsible for the development and administration of our executive compensation and benefits program. In furtherance of this purpose, the Committee has the authority and responsibility to:

¡

Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, to evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and determine and approve the compensation of the chief executive officer based on this evaluation;

¡

Set executive compensation and make recommendations to the Board with respect to incentive compensation plans and equity based plans, administer and make awards under such plans and review the cumulative effect of its actions;

¡	Review and approve compensation of all executive officers;

¡	Monitor compliance by executives with the Company’s stock ownership requirements; and

¡	Review and assist with the development of executive succession plans.

36 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee in fulfilling these duties is supported by our Senior Vice President, Human Resources and his department, its executive compensation consultant and other outside legal, financial and compensation counsel, where appropriate.

Role of the Chairman and CEO in Executive Compensation: Our Chairman and CEO makes recommendations to the Committee with respect to the compensation of other executive officers. The Committee reviews and discusses the compensation of these officers with the CEO, and the Committee makes the final compensation decisions with respect to these executive officers. Our CEO does not make recommendations or otherwise have any role in setting any aspect of his own compensation and does not attend any Committee meetings when any element of his compensation is discussed.

Role of Compensation Consultants: During 2012, the Committee retained the services of Mr. Michael Halloran of Mercer LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). In connection with his mandate, Mr. Halloran advises the Committee with respect to the compensation of the Company’s Chairman and CEO and other executives. In addition to these services, Mr. Halloran provides the Committee with input into the design of our compensation and benefit programs and evolving regulatory and executive compensation market trends.

Mercer was paid $154,440 for Mr. Halloran’s services. Prior to his retention in 2009 by the Committee, Mr. Halloran had never performed any services for PMI or its affiliates and was not recommended to the Committee by management.

PMI and its affiliates have engaged other offices of Mercer to provide services unrelated to executive compensation, primarily benefits consulting and benchmarking of salaries for different position levels around the world.

Mercer’s fees for these services totaled $1,047,560 in 2012. Mercer is retained directly by the relevant PMI business function, region or market when Mercer provides these other services, and these services and fees are not subject to the approval of the Committee. In addition, MMC and its affiliates other than Mercer provided certain non-compensation related services, primarily insurance brokerage, to PMI and its affiliates in 2012 for fees totaling $2,675,000. Neither these additional services nor the fees are subject to the Committee’s approval.

The Committee has reviewed and considered:

¡	The services Mr. Halloran performed for the Committee during 2012;

¡	The other services performed by Mercer and MMC for PMI and its affiliates in 2012;

¡	The relationship among PMI, Mercer and MMC; and

¡	The quality and objectivity of the services Mr. Halloran provided to the Committee.

The Committee noted that Mr. Halloran does not market or sell to PMI or its affiliates the other services performed by Mercer and MMC, and Mr. Halloran receives no incentive or other compensation based on the fees paid by PMI and its affiliates for these other services. In addition, Mercer’s professional standards prohibit Mr. Halloran from considering any other relationships Mercer or any of its affiliates may have with PMI and its affiliates in rendering his advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mr. Halloran is objective and not influenced by Mercer’s or MMC’s relationships with PMI or its affiliates.

Compensation and Leadership Development Committee Interlocks and Insider Participation: No member of the Committee at any time during 2012 had any relationship with the Company that would be required to be disclosed as a related person transaction or as a compensation committee interlock.

Policy with Respect to Qualifying Compensation for Deductibility: Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive compensation awards for 2012 and the equity awards that were awarded for 2012 to our covered named executive officers in February 2013 were subject to, and made in accordance with, performance-based compensation arrangements.

Incentive Compensation Awards: For those executives whose compensation is subject to the deductibility limitations of Section 162(m), annual incentive compensation awards for 2012 were contingent on a compensation formula based on adjusted net earnings that was established by the Committee at the beginning

PMI 2013 Proxy Statement • 37

COMPENSATION DISCUSSION AND ANALYSIS

of the year. Under the formula used to establish the award pool, the maximum amount that could be paid to officers covered by the compensation formula as a group was 0.6% of adjusted net earnings. The maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be paid to each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual award amounts are limited to the maximum of $12 million as provided in the Philip Morris International Inc. 2012 Performance Incentive Plan.

Equity Awards: The equity award grants made in early 2011, 2012 and 2013 were subject to a formula established in early 2010, 2011 and 2012, respectively, by the Committee. For 2010, 2011 and 2012, the maximum grant value was based on a performance pool equal to 0.75% of adjusted net earnings. At the conclusion of each performance year, the performance pool is calculated and divided among the officers covered by the Section 162(m) formula for that year. For each of these three years, the maximum award for Mr. Camilleri was one-third of this pool, and the maximum amount that could be awarded to each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. Each potential award was capped; for 2012, Mr. Camilleri’s equity award was capped at the lesser of the results of this calculation ($22.0 million) or the maximum share award (500,000 shares) under the Philip Morris International Inc. 2012 Performance Incentive Plan.

In the case of both annual incentive compensation and equity awards, the limits described above establish the maximum awards that could be granted; the Committee retains complete discretion to determine to pay any lesser amounts. Actual awards to the officers covered by the compensation formula are based on the Committee’s assessment of individual and overall business performance, utilizing the negative discretion permitted by Section 162(m). The annual incentive compensation and equity awards for the periods covered in the Summary Compensation Table and related tables were well within these limits and the limits applicable to prior years.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual incentive compensation and equity awards. However, notwithstanding this general policy, the Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in the best interests of both the Company and its shareholders. Such determinations include, for example, payment of base salaries to some covered officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, covered officers’ compensation may exceed the deductibility limit because of other elements of compensation, such as dividend equivalents paid on equity awards during the time-based vesting requirements and perquisites.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 24 through 52 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Leadership Development Committee:

Stephen M. Wolf, Chair

Harold Brown

J. Dudley Fishburn

Graham Mackay

Sergio Marchionne

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

38 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer who retired in July 2012 and the four most highly compensated officers serving as executive officers on December 31, 2012. These amounts are based on the compensation earned by these officers while employed by PMI for each year. The compensation for Messrs. Firestone, Olczak and Zielinski for 2010 and 2011 is not shown because they were not named executive officers for those years.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value (3) ($)	All Other Compensation (4) ($)	Total Compensation ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	2012	1,750,000	-	15,015,789	7,500,000	5,578,063	460,239	30,304,091
	2011	1,750,000	-	9,119,509	8,820,000	1,456,642	483,966	21,630,117
	2010	1,708,333	-	10,563,676	7,875,000	1,021,333	488,564	21,656,906
André Calantzopoulos, Chief Operating Officer	2012	1,567,014	-	6,894,017	3,992,790	4,390,062	30,361	16,874,244
	2011	1,620,019	-	5,396,036	5,582,347	2,580,045	30,503	15,208,950
	2010	1,368,571	-	4,221,861	3,314,799	2,420,809	21,331	11,347,371
Marc Firestone, Senior Vice President and General Counsel (5)	2012	758,366	250,000	5,412,373	2,594,494	254,962	216,109	9,486,304
Jacek Olczak, Chief Financial Officer	2012	972,358	-	2,555,575	2,184,837	2,714,181	42,997	8,469,948

Matteo Pellegrini, President, Asia Region	2012	997,858	-	2,802,556	1,626,611	2,639,670	551,879	8,618,574
	2011	1,031,253	-	2,541,513	2,281,846	1,522,063	458,311	7,834,986
	2010	869,534	-	1,723,413	1,459,688	1,272,231	442,581	5,767,447
Hermann G. Waldemer, Retired Chief Financial Officer	2012	1,223,500	-	5,157,211	1,452,917	3,042,846	49,633	10,926,107
	2011	1,263,157	-	4,358,406	4,199,979	1,878,384	43,205	11,743,131
	2010	1,064,799	-	3,189,904	2,566,296	1,898,092	35,064	8,754,155
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	2012	983,679	-	2,655,638	1,867,490	2,363,898	46,588	7,917,293

(1)

The 2012 base salaries earned in Swiss francs for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski are converted to U.S. dollars using an average conversion rate for 2012 of $1.00 = 0.9377 CHF. Annual incentive compensation awards are converted to U.S. dollars using the exchange rate on December 31, 2012 of $1.00 = 0.9154 CHF. Year-to-year variations in the salaries and other amounts reported for our Swiss payroll-based officers (Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski) result in part from year-to-year variations in exchange rates.

(2)

The amounts shown in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2012, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards During 2012 table on page 42.

(3)

The amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The increases in change in present value in 2012 were significantly driven by the mandated use of lower interest rates to discount projected future benefits. Such increases would reverse in the event higher interest rates are used in future periods.

(4)	Details of All Other Compensation for each of the named executive officers appear on the following page.

(5)	To compensate him for amounts lost upon leaving his prior employer, Mr. Firestone received a hiring sign-on bonus that comprised a cash amount of $250,000 and a stock award of $5,412,373.

PMI 2013 Proxy Statement • 39

COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

Name and Principal Position	Year	Allocation to Defined Contribution Plans (a) ($)	International Assignments (b) ($)	Personal Use of Company Aircraft (c) ($)	Car Expenses (d) ($)	Tax Preparation Services (e) ($)	Security (f) ($)	Totals ($)
Louis C. Camilleri,	2012	262,500	-	178,137	19,602	-	-	460,239
Chairman and Chief Executive Officer	2011	262,500	-	189,838	24,329	-	7,299	483,966
	2010	256,731	-	198,013	26,747	-	7,073	488,564
André Calantzopoulos,	2012	-	-	-	30,361	-	-	30,361
Chief Operating Officer	2011	-	-	-	30,503	-	-	30,503
	2010	-	-	-	21,331	-	-	21,331
Marc Firestone, Senior Vice President and General Counsel	2012	-	175,415	-	16,829	23,865	-	216,109
Jacek Olczak, Chief Financial Officer	2012	-	-	-	27,697	15,300	-	42,997
Matteo Pellegrini,	2012	-	528,342	-	23,537	-	-	551,879
President, Asia Region	2011	-	431,937	-	26,374	-	-	458,311
	2010	-	417,769	-	24,812	-	-	442,581
Hermann G. Waldemer,	2012	-	-	-	33,987	15,646	-	49,633
Retired Chief Financial Officer	2011	-	-	-	33,431	9,774	-	43,205
	2010	-	-	-	27,962	7,102	-	35,064
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	2012	-	-	-	25,702	20,886	-	46,588

(a)

The amounts shown for all years include contributions to tax-qualified defined contribution plans and contribution credits to the defined contribution component of the unfunded non-qualified plans and are consistent with contributions to all eligible employees.

(b)

The amounts shown include payments or reimbursements made pursuant to PMI’s International Assignment Policy, which is designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the International Assignment Policy ensures that employees have the necessary financial support to help meet cost differences associated with these assignments. The International Assignment Policy covers housing, home leave, relocation and education expenses, as well as other program allowances. Currently there are approximately 950 participants in the program.

Following Mr. Firestone’s joining the Company, his family relocated from the United States to Switzerland using the Company aircraft at the direction of the Chairman and Chief Executive Officer. The related cost was included under relocation and determined using the incremental cost methodology described in footnote (c) below. Mr. Firestone is responsible for his own taxes on the imputed taxable income resulting from the use of Company aircraft.

40 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following are the specific amounts paid by the Company under the International Assignment Policy:

Name and Principal Position	Year	Housing ($)	Home Leave ($)	Relocation ($)	Education ($)	Other Program Allowances ($)	Totals ($)
Marc Firestone, Senior Vice President and General Counsel	2012	-	-	165,301	-	10,114	175,415

Matteo Pellegrini, President, Asia Region	2012	391,748	81,118	-	42,526	12,950	528,342
	2011	332,177	38,953	-	52,040	8,767	431,937
	2010	310,001	51,243	-	51,256	5,269	417,769

Amounts that were paid or incurred in currency other than U.S. dollars are converted to U.S. dollars using average conversion rates for 2012 of $1.00 = 0.9377 CHF and $1.00 = 7.7570 HKD.

(c)

For reasons of security and personal safety, PMI requires Mr. Camilleri to use Company aircraft for all travel. The amounts shown are the incremental cost of personal use of Company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Camilleri has agreed to reimburse the Company for his personal usage of Company aircraft to the extent that the aggregate incremental cost of such usage exceeds $200,000 per fiscal year. Mr. Camilleri is responsible for his own taxes on the imputed taxable income resulting from personal use of Company aircraft.

(d)

Amounts shown for Mr. Camilleri include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski, amounts include the cost, amortized over a 5-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on the imputed taxable income resulting from car expenses.

(e)	The tax preparation services are pursuant to PMI policies that apply to all our Swiss payroll-based management employees.

(f)	These amounts include the costs associated with Company-provided home security systems.

PMI 2013 Proxy Statement • 41

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards During 2012

		Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock Awards ($)
Louis C. Camilleri,	2012	0	5,250,000	11,812,500
Chairman and Chief Executive Officer	2/9/2012				189,080	15,015,789
André Calantzopoulos,	2012	0	2,902,633	6,530,924
Chief Operating Officer	2/9/2012				86,810	6,894,017
Marc Firestone,	2012	0	1,966,377	4,424,348
Senior Vice President and General Counsel	4/16/2012				61,930	5,412,373
Jacek Olczak,	2012	0	1,875,911	4,220,800
Chief Financial Officer	2/9/2012				32,180	2,555,575
Matteo Pellegrini,	2012	0	1,232,259	2,772,582
President, Asia Region	2/9/2012				35,290	2,802,556
Hermann G. Waldemer,	2012	0	2,261,830	5,089,117
Retired Chief Financial Officer	2/9/2012				64,940	5,157,211
Miroslaw Zielinski,	2012	0	1,212,587	2,728,321
President, EEMA Region & PMI Duty Free	2/9/2012				33,440	2,655,638

(1)

The estimated possible payouts for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski are converted to U.S. dollars using the exchange rate on December 31, 2012 of $1.00 = 0.9154 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2012 are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 9, 2012, each of our named executive officers, except for Mr. Firestone who was hired on April 15, 2012, received equity awards in the form of deferred shares. The number of shares awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $79.415. The closing price of PMI stock on that date was $80.06. These equity awards are scheduled to vest on February 18, 2015. To compensate him for amounts lost upon leaving his prior employer, Mr. Firestone received a hiring equity award on April 16, 2012 in the form of deferred shares of PMI stock and the number of shares awarded was based on the grant date fair market value of $87.395. This equity award is scheduled to vest on April 16, 2015. Dividend equivalents are payable on a quarterly basis throughout the vesting restriction period.

On February 7, 2013, the following named executive officers received equity awards, which vest on February 17, 2016, with a fair value on the grant date as follows: Mr. Camilleri, 163,990 shares, $14,500,816; Mr. Calantzopoulos, 74,260 shares, $6,566,441; Mr. Firestone, 48,270 shares, $4,268,275; Mr. Olczak, 42,080 shares, $3,720,924; Mr. Pellegrini, 27,650 shares, $2,444,952; and Mr. Zielinski, 31,530 shares, $2,788,041. The amount of these awards was determined based on 2012 performance.

42 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards as of December 31, 2012

	Stock Awards
Name and Principal Position	Stock Award Grant Date	Number of Shares or Units of Stock that Have not Vested (1)(2) (#)		Market Value of Shares or Units of Stock that Have not Vested (3) ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	2/9/2012	189,080		15,814,651
	2/10/2011	153,540		12,842,086
	2/11/2010	222,440		18,604,882
André Calantzopoulos, Chief Operating Officer	2/9/2012	86,810		7,260,788
	2/10/2011	90,850		7,598,694
	2/11/2010	88,900		7,435,596
	2/4/2009	25,000	(4)	2,091,000
Marc Firestone, Senior Vice President and General Counsel	4/16/2012	61,930		5,179,825
Jacek Olczak, Chief Financial Officer	2/9/2012	32,180		2,691,535
	2/10/2011	35,630		2,980,093
	2/11/2010	29,920		2,502,509
	1/30/2008	9,357	(5)	782,619
Matteo Pellegrini, President, Asia Region	2/9/2012	35,290		2,951,656
	2/10/2011	42,790		3,578,956
	2/11/2010	36,290		3,035,296
	1/30/2008	9,357	(5)	782,619
Hermann G. Waldemer, Retired Chief Financial Officer	2/9/2012	64,940	(6)	5,431,582
	2/10/2011	73,380	(6)	6,137,503
	2/11/2010	67,170		5,618,099
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	2/9/2012	33,440		2,796,922
	2/10/2011	38,640		3,231,850
	2/11/2010	38,470		3,217,631
	1/30/2008	9,357	(5)	782,619

(1)	Except as stated in footnotes (4), (5) and (6) below, these awards vest according to the following schedule:

Grant Date	Vesting Schedule
2/09/2012	100% of award vests on 2/18/2015.
2/10/2011	100% of award vests on 2/19/2014.
2/11/2010	100% of award vests on 2/14/2013.

(2)

Dividends and dividend equivalents paid in 2012 on outstanding restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Camilleri, $2,172,743; Mr. Calantzopoulos, $930,379; Mr. Firestone, $101,641; Mr. Olczak, $328,012; Mr. Pellegrini, $392,051; Mr. Waldemer, $650,303; and Mr. Zielinski, $384,027.

(3)	Based on the closing market price of PMI common stock on December 31, 2012 of $83.64.

(4)	Special grant that will vest on February 13, 2014.

(5)	Special grant that subsequently vested on January 30, 2013.

(6)	Grants that will vest on April 30, 2013 as part of a separation agreement.

PMI 2013 Proxy Statement • 43

COMPENSATION DISCUSSION AND ANALYSIS

Stock Option Exercises (1) and Stock Vested During 2012

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	691,872	(2)	53,640,651
André Calantzopoulos, Chief Operating Officer	101,040		8,024,092
Marc Firestone, Senior Vice President and General Counsel	-		-
Jacek Olczak, Chief Financial Officer	19,560		1,553,357
Matteo Pellegrini, President, Asia Region	37,720		2,995,534
Hermann G. Waldemer, Retired Chief Financial Officer	67,910		5,393,073
Miroslaw Zielinski, President, EEMA Region & PMI Duty Free	41,110		3,264,751

(1)	The Company does not issue stock options.

(2)	Includes a special award of 287,052 shares granted in 2008 by our prior parent company in recognition of the successful corporate restructuring that led to our spin-off.

On January 30, 2013, vesting restrictions lapsed on a special deferred stock award granted in 2008 of 9,357 shares for each of Messrs. Olczak, Pellegrini and Zielinski.

On February 14, 2013, vesting restrictions lapsed for the following restricted and deferred stock awards granted in 2010: Mr. Camilleri, 222,440 shares; Mr. Calantzopoulos, 88,900 shares; Mr. Olczak, 29,920 shares; Mr. Pellegrini, 36,290 shares; Mr. Waldemer, 67,170 shares; and Mr. Zielinski, 38,470 shares.

44 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the named executive officers’ service over their full careers with us, our prior parent company and affiliates. The increments related to 2012 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the All Other Compensation footnote. Our plans providing pension benefits are described below the Pension Benefits table, and our defined contribution plans are described below in the Non-Qualified Deferred Compensation table.

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2)(3) ($)	Payments During Last Fiscal Year ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	Retirement Plan for Salaried Employees	17.50	1,066,852	-
	Benefit Equalization Plan (BEP)	9.50	4,341,085	-
	Supplemental Management Employees’ Retirement Plan (SERP)	26.33	8,031,822	-
	Supplemental Equalization Plan (SEP)	34.33	43,238,349	-
André Calantzopoulos, Chief Operating Officer	Pension Fund of Philip Morris in Switzerland	31.00	12,852,090	-
	IC Pension Plan of Philip Morris in Switzerland	7.92	1,945,336	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	5,054,679	-
Marc Firestone, Senior Vice President and General Counsel	Pension Fund of Philip Morris in Switzerland	0.75	231,979	-
	IC Pension Plan of Philip Morris in Switzerland	0.00	-	-
	Supplemental Plan of Philip Morris in Switzerland	0.75	22,984	-
Jacek Olczak, Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	23.00	6,346,233	-
	IC Pension Plan of Philip Morris in Switzerland	6.92	348,795	-
	Supplemental Plan of Philip Morris in Switzerland	4.00	1,191,337	-
Matteo Pellegrini, President, Asia Region	Pension Fund of Philip Morris in Switzerland	26.00	7,134,758	-
	IC Pension Plan of Philip Morris in Switzerland	7.92	1,885,165	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	1,533,989	-
Hermann G. Waldemer, Retired Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	31.00	9,476,776	-
	IC Pension Plan of Philip Morris in Switzerland	7.92	964,153	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	3,655,776	-
Miroslaw Zielinski,	Pension Fund of Philip Morris in Switzerland	27.00	7,469,898	-
President, EEMA Region & PMI Duty Free	IC Pension Plan of Philip Morris in Switzerland	7.92	783,729	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	1,376,514	-

(1)

As of December 31, 2012, each named executive officer’s total years of service with PMI or its affiliates were as follows: Mr. Camilleri, 34.33 years; Mr. Calantzopoulos, 27.92 years; Mr. Firestone, 0.71 year; Mr. Olczak, 19.79 years; Mr. Pellegrini, 21.46 years; Mr. Waldemer, 25.74 years; and Mr. Zielinski, 21.33 years; the years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive officer’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring various plans, including, in the case of Mr. Camilleri, from individual agreements entered into under the Supplemental Management Employees’ Retirement Plan, or SERP, to reflect his prior service with PMI in Switzerland and with affiliated companies, as further described below. All years of service are taken into account under the Supplemental Equalization Plan, or SEP, formula, but the benefits provided under that plan are reduced by benefits provided under other plans or arrangements to avoid duplication. The Pension Fund of Philip Morris in Switzerland allows employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Olczak, Pellegrini, Waldemer and Zielinski have purchased 3.08, 15.67, 4.50, 9.83 and 13.83 years, respectively. Mr. Waldemer’s credited service under the Pension Fund of Philip Morris in Switzerland equals the 31 years shown in the table, including his service in Switzerland, his service for our German affiliate, and an additional purchased service credit of 9.83 years.

PMI 2013 Proxy Statement • 45

COMPENSATION DISCUSSION AND ANALYSIS

(2)

The amounts shown in this column for Mr. Camilleri are based on a single life annuity (or, for the SEP, a lump sum payment) using the same assumptions applied for year-end 2012 financial disclosure under FASB ASC Topic 715, except that (i) the SEP lump sum is the amount required to purchase an annuity providing the after-tax equivalent of the pension component of that plan assuming an annuity interest rate of 3.20%, and (ii) in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement.

See Note 13 to our Consolidated Financial Statements for a description of our FASB ASC Topic 715 assumptions. Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values.

Our liability to Mr. Camilleri for pension benefits under the BEP, SERP and SEP will be less than the amounts shown in this column as a result of payments made in prior years to a trust that he had established. As of December 31, 2012, these trust amounts would offset our liability for BEP and SERP pension benefits by $4,264,016 and would reduce our liability for SEP pension benefits by $7,497,273. These trust amounts will fluctuate over time with investment performance and as amounts are distributed to cover taxes on trust earnings. For further discussion, see “Payments to Trusts” below.

The amounts shown in this column for Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski are based on a 60% joint and survivor annuity commencing at age 62 (the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement) and the following actuarial assumptions: discount rate 1.50%, mortality table LPP 2010 with a 2012 adjustment of 0.80% for expected improvements in mortality and interest rate on account balances of 4.0%. For Mr. Waldemer, the Pension Fund of Philip Morris in Switzerland present value amount shown includes the value of a pension to which he remains entitled under the pension plan of our German affiliate. Benefits payable under the German plan offset benefits otherwise payable under the Pension Fund of Philip Morris in Switzerland. Present value amounts in Swiss francs are converted to U.S. dollars using the exchange rate on December 31, 2012 of $1.00 = 0.9154 CHF.

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who has a spouse and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan (and the BEP and SERP, if applicable) in the form of a 50% joint and survivor annuity. The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base salary of the deceased employee commencing four years after the participant’s death, provided the spouse has not remarried, and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan, the BEP and the SEP. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not).

46 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Plans for U.S. Payroll-Based Employees

Pensions for our U.S. payroll-based employees are payable from a funded tax-qualified retirement plan, the Retirement Plan for Salaried Employees, or Retirement Plan, and non-qualified supplemental plans: the Benefit Equalization Plan, or BEP, the Supplemental Management Employees’ Retirement Plan, or SERP, and the Supplemental Equalization Plan, or SEP. These plans recognize the employees’ prior service with companies with which we were previously affiliated.

The Retirement Plan and the SEP provide that the portion of Mr. Camilleri’s annual incentive compensation award that is treated as compensation under the plans is limited to $2,887,500, effective January 1, 2008. Nevertheless, in no event will the present value of his aggregate pension, based on certain actuarial assumptions, be less than $36.5 million.

The BEP and the SEP provide both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of these plans for U.S. payroll-based employees relating to pension benefits are described in more detail below, and the provisions of these plans relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, or the Retirement Plan, is a non-contributory plan maintained for the benefit of our U.S. payroll-based salaried employees hired before January 1, 2009. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive compensation award in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average, except that Mr. Camilleri’s annual incentive compensation award is limited as described above), minus (b) 0.30% of such compensation up to the applicable Social Security covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

Employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with 5 years of service, however, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age.

Benefit Equalization Plan (BEP)

The tax law applicable to the funded tax-qualified Retirement Plan limits the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of this and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account. As a result of changes in our programs, Mr. Camilleri ceased to earn credited service under the plan as of December 31, 2004, and no named executive officers currently accrue benefits under the BEP.

Supplemental Management Employees’ Retirement Plan (SERP)

The Supplemental Management Employees’ Retirement Plan, or SERP, provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and that are not covered by the BEP or SEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and the Company.

Mr. Camilleri was designated as a participant in the predecessor to our SERP in 1996 to recognize his prior service with affiliates. Pursuant to this designation he was provided with a SERP benefit equal to the additional pension benefit he would be entitled to receive under the Retirement Plan and the BEP by calculating his benefits under those

PMI 2013 Proxy Statement • 47

COMPENSATION DISCUSSION AND ANALYSIS

plans taking into account all of his service with affiliated companies (a total of 16 years and 10 months), which is offset by an employer-provided pension benefit for 5 of those months. His 1996 SERP agreement also limited the service that can be taken into account in calculating his benefits under a SERP so that such service, when combined with his other years of service with the Company and its affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options. These SERP benefit liabilities with respect to pre-2005 service are now payable under our SERP. To simplify the administration of our retirement programs, provisions for any additional benefits under Mr. Camilleri’s SERP designation resulting from post-2004 service or compensation changes have been incorporated into the SEP.

Payments to Trusts

From 1996 through 2007, our then parent company paid amounts to individual trusts established by a number of employees (including Mr. Camilleri) or to some employees themselves, with respect to the benefits earned under the predecessors to our BEP and SERP for service before 2005. The accumulated values of these payments offset pre-2005 vested benefits under the supplemental plans otherwise payable at or after the employee’s retirement.

From 2005 through 2007, accruals under the predecessors to our BEP and SERP ceased for a number of employees, including Mr. Camilleri. The accruals were replaced by annual target payments, which were current payments to individual trusts established by the employees, or to the employees themselves, calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits the employees would have earned had they remained covered by these plans.

These payments did not increase the amount that an individual would have received absent the limits on benefits under the Retirement Plan.

Supplemental Equalization Plan (SEP)

As of January 1, 2008, our eligible employees who received Target Payments between 2005 and 2007 (including Mr. Camilleri) became eligible to participate in the Supplemental Equalization Plan, or SEP, an unfunded non-qualified plan. The SEP pension benefit is equal to (a) the benefit applying the Retirement Plan formula without regard to the applicable tax-qualified plan limits, determined based on all of an employee’s creditable service and pensionable compensation and taking into account the terms of any prior SERP designations, reduced by (b) the employee’s BEP and SERP supplemental pensions based on service through December 31, 2004, the accumulated value of the employee’s Target Payments converted to a before-tax amount, and the employee’s Retirement Plan benefit. All of the new benefits provided through the SEP are paid in a lump sum following retirement.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is expected to be payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus 2/3 of the maximum social security benefits of CHF 27,840 in 2012) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Employees contribute 6% of their pensionable salary to the Fund. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4.00% and the LPP 2010 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years’ annual average pensionable salary. For an employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%). Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service, provided that no service can be credited prior to the plan’s minimum age (age 25, in this case). Participants may also make additional voluntary contributions to the pension plan

48 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

to increase the early retirement multiplier in the case of early retirement up to the maximum multiplier of 1.8% applied to years of service or to purchase future years of service not to exceed service until age 65.

Neither of these employee contributions are matched by the Company, and the latter is credited with interest at 70% of the rate earned by the plan. Upon retirement, the account balance may be converted using the plan’s retirement lump sum factors as described above to determine the additional benefits that it will provide. Such contributions are fully tax deductible in Switzerland by the employee at the time of contribution.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based employees in salary bands that are eligible to participate in the annual incentive compensation award program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions.

Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the company match. In 2012, the assets of the funds had a positive performance of 13.5%, and 9.5% was credited on plan balances.

If an employee terminates employment with the Company before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a Swiss foundation to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations (assuming the employee becomes entitled to benefits from the Supplemental Plan). However, the annual deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the actuarial assumptions used are the same as those described above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, if the Foundation Board determines in its sole discretion that he or she is entitled to a benefit, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

PMI 2013 Proxy Statement • 49

COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2012 (2)(3) ($)
Louis C. Camilleri, Chairman and Chief Executive Officer	Benefit Equalization Plan, Deferred Profit-Sharing (BEP)	0	0	28,036	0	1,807,751
	Supplemental Equalization Plan, Deferred Profit-Sharing (SEP)	0	229,500	26,429	0	1,964,201

(1)

The amounts in this column consist of amounts credited as earnings for 2012 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP and earnings credited for 2012 under the SEP with respect to the deemed defined contribution credits and accumulated earnings for 2005 and subsequent years. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above. The amounts shown as “Registrant Contributions in 2012” are contribution allocations under the SEP in 2013 for service during 2012, and in accordance with applicable disclosure rules are also included in the “All Other Compensation” footnote to the Summary Compensation Table.

(2)	As a result of payments made to Mr. Camilleri’s trust accounts, as described above and as reported in prior years, our liability to Mr. Camilleri is less than the amount shown in this column.

(3)

Messrs. Calantzopoulos, Firestone, Olczak, Pellegrini, Waldemer and Zielinski, who are Swiss payroll-based employees, do not participate in the Deferred Profit-Sharing portion of the Benefit Equalization Plan or the Supplemental Equalization Plan.

Deferred Profit-Sharing, Benefit Equalization and Supplemental Equalization Plans

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. Under the DPS, contributions are made on behalf of each participant for each year. The contribution is determined by a formula based on the IC business rating set by the Compensation and Leadership Development Committee, with contributions ranging from 7% of salary to 15% of salary depending on Company performance, subject to the tax law limit described below. Because of strong performance ratings, the formula resulted in a 15% of pay contribution for 2010, 2011 and 2012.

As is the case for the Retirement Plan, the applicable U.S. tax law limits the amount of compensation ($250,000 for 2012) that can be taken into account under the tax-qualified DPS for any year and imposes other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits. Prior to 2005, those supplemental benefits for our U.S. payroll-based named executive officers were earned under the predecessor to our Benefit Equalization Plan, or BEP, and were recorded in bookkeeping accounts.

Any notional balances these U.S. payroll-based employees, including Mr. Camilleri, earned under the predecessor plan have been transferred to our BEP. To simplify plan administration, the notional amounts related to subsequent service are credited under the Supplemental Equalization Plan, or SEP.

Under the SEP, for each year, an amount is credited to the account maintained for the participant equal to the difference between (a) the amount that otherwise would have been contributed to the DPS on the participant’s behalf for the year absent the tax law limits and (b) the amount that was actually contributed to the DPS. A further notional credit is made annually to reflect what the contribution amount credited to the participant’s account under the BEP or SEP would have earned if that account were invested in a specified investment fund maintained under the DPS. The DPS fund used as an earnings measure under this portion of the BEP and SEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2012, produced earnings at a rate of approximately 2.2%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

50 • PMI 2013 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Just as our then parent company made payments to individual trusts established by employees or directly to the employees themselves to offset pre-2005 BEP and SERP pension benefits as described above, it also made these payments to offset the pre-2005 supplemental profit-sharing notional account balances under its BEP. For service in 2005 through 2007, allocations (other than allocations of earnings on amounts previously credited) under this portion of the predecessor BEP ceased for most employees who were eligible for these payments. Instead, these employees, including Mr. Camilleri, received Target

Payments in lieu of allocations under the BEP for 2005 through 2007. With the discontinuance of Target Payments in 2008, supplemental defined contribution allocations for years after 2004 are credited under the Supplemental Equalization Plan, or SEP. The SEP provides benefits based on the accumulated value of SEP profit-sharing allocations that would have been made or are made for years after 2004 solely to the extent they exceed the accumulated value of prior Target Payments allocated to these benefits.

Employment Contracts, Termination of Employment and Change in Control Arrangements

As a general matter, PMI has not utilized special employment contracts for its named executive officers, and our Chairman and Chief Executive Officer does not have an employment contract. However, as required by local law, our Swiss payroll-based executive officers are covered by contracts; these contracts do not include change in control provisions.

PMI’s 2012 Performance Incentive Plan includes a double-trigger feature. Under the plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated involuntarily and other than for cause or the employee terminates employment for good reason within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment as follows:

¡	the restrictions on outstanding equity awards would lapse;

¡	unless otherwise determined by the Compensation and Leadership Development Committee, awards described above would be cashed out at the change in control price;

¡	fully earned but unpaid annual incentive compensation awards would become payable; and

¡	annual incentive compensation awards for performance cycles not yet completed as of the change in control date would become payable on a pro-rata basis.

Under PMI’s 2012 Performance Incentive Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of PMI’s 2012 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

The amounts in the table below are estimates of the amounts that would have become payable on a change in control of PMI, calculated as if a change in control occurred on December 31, 2012, applying certain assumptions. For outstanding awards granted under PMI’s 2008 Performance Incentive Plan prior to the February 11, 2010 amendment, the terms of the plan prior to the amendment are applied. For awards granted on or after the February 11, 2010 amendment or under PMI’s 2012 Performance Incentive Plan, we have assumed that the awards become vested and payable as of December 31, 2012 either because the acquirer does not assume or replace the awards or because the employee’s employment is involuntarily terminated.

PMI 2013 Proxy Statement • 51

COMPENSATION DISCUSSION AND ANALYSIS

Name	Unvested Restricted or Deferred Stock (1) ($)	Completed 2012 Annual Incentive Compensa- tion Award Cycle (2) ($)	Total ($)
Louis C. Camilleri	47,261,618	5,250,000	52,511,618
André Calantzopoulos	24,386,078	2,902,633	27,288,711
Marc Firestone	5,179,825	1,392,850	6,572,675
Jacek Olczak	8,956,757	1,875,911	10,832,668
Matteo Pellegrini	10,348,526	1,232,259	11,580,785
Miroslaw Zielinski	10,029,021	1,212,587	11,241,608

(1)	Assumes the change in control price is equal to the closing market price of PMI on December 31, 2012 of $83.64.

(2)

Assumes target award payable under our annual incentive compensation award program for a full year, except for Mr. Firestone who was hired on April 15, 2012. Amounts for our Swiss payroll-based named executive officers are converted to U.S. dollars using the exchange rate on December 31, 2012 of $1.00 = 0.9154 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans provide PMI’s executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. Camilleri is already fully vested under these plans. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment, whether or not in connection with a change in control.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. A severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service provided to us by the executive. Mr. Camilleri, who is a U.S. payroll-based named executive officer, would be entitled under formal severance policies to severance equal to 12 months of base salary, and amounts in excess of that, if any, such as cash in lieu of restricted or deferred stock or pro-rated annual incentive compensation award payments, would be paid pursuant to a non-compete/non-solicitation agreement or general release of claims. Periods for which employees are entitled to regular severance payments and, in some circumstances additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

For our employees who are not U.S. payroll-based, we have no formal severance policy but would usually provide severance based on factors similar to those discussed above for U.S. payroll-based employees, taking into account local law and custom. The laws of local jurisdictions may require us to provide severance pay and/or benefits in specified amounts upon an involuntary separation.

Separation Agreement

Mr. Waldemer retired from his position as Chief Financial Officer on July 31, 2012. In connection with Mr. Waldemer’s retirement, he and the Company entered into a Separation Agreement and Release with the following terms:

¡	Mr. Waldemer provided the Company with a general release;

¡

Mr. Waldemer agreed to maintain the confidentiality of Company information and not to compete with the Company for a period of twelve months in exchange for a payment of $1,475,820 using the exchange rate on December 31, 2012 of $1.00 = 0.9154 CHF; and

¡

Mr. Waldemer received a pro-rated incentive compensation award for 2012. He received no equity award for his 2012 service; however, the 138,320 shares of deferred stock previously granted to him shall vest on April 30, 2013.

52 • PMI 2013 Proxy Statement

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2012

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2012 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee:

Lucio A. Noto, Chair

Mathis Cabiallavetta

J. Dudley Fishburn

Jennifer Li

Sergio Marchionne

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2013 Proxy Statement • 53

AUDIT COMMITTEE MATTERS

Independent Auditors’ Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA, consisted of the following (in millions):

	2012	2011
Audit Fees (1)	$22.57	$23.26
Audit-Related Fees (2)	0.75	0.74
Tax Fees (3)	6.79	5.75
All Other Fees (4)	0.98	0.08
TOTAL	$31.09	$29.83

(1)

Fees and expenses associated with professional services in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.

(2)

Fees and expenses for professional services for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)

Fees and expenses for professional services in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses for professional services relating to market analysis and other professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

54 • PMI 2013 Proxy Statement

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers SA as the Company’s independent auditors for the fiscal year ending December 31, 2013, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers SA are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers SA to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers SA. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of

PricewaterhouseCoopers SA as the Company’s independent auditors.

PMI 2013 Proxy Statement • 55

ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

The previous Compensation Discussion and Analysis section discusses in detail how our compensation programs support our business and financial objectives, how they work and are administered under the direction of our independent Compensation and Leadership Development Committee, and how the Committee’s decisions concerning the 2012 compensation of our executive officers were directly tied to our performance and were taken after consideration of last year’s say-on-pay vote.

Pursuant to section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This annual say-on-pay resolution gives our shareholders the opportunity to express their views on our named executive officers’ compensation at each Annual Meeting of Shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

This say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Leadership Development Committee or the Board of Directors. The Board and the Committee value the opinions of our shareholders and will review the voting results when making future decisions regarding executive compensation.

The Board recommends a vote FOR the resolution approving the compensation of our named executive officers.

56 • PMI 2013 Proxy Statement

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a policy, which is available on the Company’s Web site at www.pmi.com/governance, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000; (ii) the Company is, was or is proposed to be a participant; and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on review of all facts and circumstances). If the Corporate Secretary determines that the proposed transaction constitutes a Related Person Transaction or it would be beneficial to further review the transaction, then, in either case, the transaction will be referred to the Chief Executive Officer or the Nominating and Corporate Governance Committee of the Board. In deciding whether to approve or ratify the Related Person Transaction, the reviewer is required to consider all relevant facts and circumstances. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction. The reviewer will approve or ratify a Related Person Transaction only if it is determined that the transaction is not opposed to the best interests of the Company. All determinations by the CEO and Corporate Secretary must be reported to the Committee at its next meeting.

In addition to this policy, the Code of Business Conduct and Ethics for Directors (the “Director Code”), which is available on our Web site at www.pmi.com/governance, has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and, (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, the Code of Conduct of the Company requires all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company. The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

PMI 2013 Proxy Statement • 57

AVAILABILITY OF REPORTS, OTHER MATTERS AND 2014 ANNUAL MEETING

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available without charge to shareholders upon written request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. You may review the Company’s filings with the U.S. Securities and Exchange Commission by visiting our Web site at www.pmi.com/investors. The information on our Web site is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2014 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our by-laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2014 Annual Meeting, presently anticipated to be held on May 7, 2014, notice of the nomination must be received by the Company between October 29 and November 28, 2013. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion. For a shareholder to bring other matters before the 2014 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company between October 29 and November 28, 2013. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, New York 10017-5579. Any shareholder desiring a copy of the Company’s by-laws (which are posted on our Web site at www.pmi.com/governance) will be furnished one without charge upon written request to the Corporate Secretary.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 28, 2013

58 • PMI 2013 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Louis C. Camilleri and Jerry Whitson have each been designated as proxies for the 2013 Annual Meeting of Shareholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2013 Annual Meeting of Shareholders is March 15, 2013. The Record Date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the Record Date are entitled to:

a)	receive notice of the meeting; and

b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered shareholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the shareholder of record for purposes of voting at the Annual Meeting. The answer to Question 15 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must have an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, April 19, 2013, by sending an e-mail to asmticket@pmi.com or by mailing or faxing a request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579, facsimile: 1-877-744-5412 (from within the United States) or 1-212-867-1801 (from outside the United States). Please include the following information with your ticket request:

a)	your name and mailing address;

b)	whether you need special assistance at the meeting;

c)	the name of your immediate family member, if one will accompany you; and

d)

if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 15, 2013.

PMI 2013 Proxy Statement • 59

EXHIBIT A: QUESTIONS & ANSWERS

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

a)

In Writing: All shareholders of record can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

b)

By Telephone and Internet Proxy: All shareholders of record also can vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 7, 2013.

c)	In Person: All shareholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.	HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

a)	giving written notice to the Corporate Secretary of the Company;

b)	delivering a later-dated proxy; or

c)	voting in person at the meeting.

7.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of individual shareholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	WHAT ARE THE CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

Shareholders may:

a)	vote in favor of a nominee;

b)	vote against a nominee; or

c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast, which will occur if the number of votes cast “FOR” a director nominee exceeds the number of votes “AGAINST” that nominee. See “Election of Directors — Majority Vote Standard in Uncontested Elections” on page 12.

The Board recommends a vote “FOR” all of the nominees.

60 • PMI 2013 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

9.	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA AS THE COMPANY’S INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

Shareholders may:

a)	vote in favor of the ratification;

b)	vote against the ratification; or

c)	abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.	WHAT ARE THE CHOICES WHEN VOTING ON THE ADVISORY SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

Shareholders may:

a)	vote in favor of the resolution;

b)	vote against the resolution; or

c)	abstain from voting on the resolution.

The resolution will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this resolution.

The advisory vote on this matter is non-binding. However, the Board of Directors and the Compensation and Leadership Development Committee value the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

11.	WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the proposal to ratify the selection of PricewaterhouseCoopers SA as the Company’s independent auditors and “FOR” the advisory say-on-pay resolution approving the compensation of our named executive officers.

12.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 15, 2013. Each share of common stock is entitled to one vote. As of March 15, 2013, the Company had 1,642,192,145 shares of common stock outstanding.

13.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

PMI 2013 Proxy Statement • 61

EXHIBIT A: QUESTIONS & ANSWERS

14.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada), or via e-mail at pmi@computershare.com.

15.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a voting instruction form with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote uninstructed shares. When a proposal is not a “routine” matter (such as the election of director nominees, say-on-pay advisory votes and shareholder proposals) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

16.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

17.	MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer shareholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, shareholders will be limited to two minutes. Shareholders may speak a second time only after all others who wish to speak have had their turn. When speaking, shareholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

18.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 15, 2013, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

62 • PMI 2013 Proxy Statement

EXHIBIT B: RECONCILIATIONS

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments to Net Revenues for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions	% Change in Reported Net Revenues excluding Excise Taxes
							Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2012 Reconciliation:
European Union	$27,338	$18,812	$8,526	$(716)	$-	$9,242	(7.4)%	0.3%	0.3%
EEMA	19,272	10,940	8,332	(467)	27	8,772	5.7%	11.6%	11.3%
Asia	21,071	9,873	11,198	(116)	1	11,313	4.6%	5.7%	5.7%
Latin America & Canada	9,712	6,391	3,321	(196)	-	3,517	0.7%	6.6%	6.6%

Total	$77,393	$46,016	$31,377	$(1,495)	$28	$32,844	0.9%	5.7%	5.6%

2011 Reconciliation:
European Union	$29,768	$20,556	$9,212
EEMA	17,452	9,571	7,881
Asia	19,590	8,885	10,705
Latin America & Canada	9,536	6,237	3,299

Total	$76,346	$45,249	$31,097

Adjustments to Operating Companies Income for the Impact of Currency and Acquisitions For the Years Ended December 31, ($ in millions) (Unaudited)

	Reported Operating Companies Income			Less Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions	% Change in Reported Operating Companies Income
							Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2012 Reconciliation:
European Union	$4,187			$(384)	$-	$4,571	(8.2)%	0.2%	0.2%
EEMA	3,726			(199)	4	3,921	15.4%	21.6%	21.4%
Asia	5,197			39	-	5,158	7.5%	6.7%	6.7%
Latin America & Canada	1,043			(63)	-	1,106	5.6%	11.9%	11.9%

Total	$14,153			$(607)	$4	$14,756	4.0%	8.4%	8.4%

2011 Reconciliation:
European Union	$4,560
EEMA	3,229
Asia	4,836
Latin America & Canada	988

Total	$13,613

PMI 2013 Proxy Statement • 63

EXHIBIT B: RECONCILIATIONS

Reconciliation of Operating Companies Income to Operating Income

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2012	2011	% Change
Operating companies income	$14,153	$13,613	4.0%
Amortization of intangibles	(97)	(98)
General corporate expenses	(210)	(183)

Operating income	$13,846	$13,332	3.9%

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income,

excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions	% Change in Adjusted Operating Companies Income
							Adjusted	Adjusted excluding Currency & Acquisitions
2012 Reconciliation:
European Union	$4,187	$(5)	$4,192	$(384)	$-	$4,576	(9.0)%	(0.6)%
EEMA	3,726	(5)	3,731	(199)	4	3,926	14.7%	20.7%
Asia	5,197	(39)	5,236	39	-	5,197	7.9%	7.1%
Latin America & Canada	1,043	(34)	1,077	(63)	-	1,140	6.4%	12.6%

Total	$14,153	$(83)	$14,236	$(607)	$4	$14,839	3.7%	8.1%

2011 Reconciliation:
European Union	$4,560	$(45)	$4,605
EEMA	3,229	(25)	3,254
Asia	4,836	(15)	4,851
Latin America & Canada	988	(24)	1,012

Total	$13,613	$(109)	$13,722

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$5.17	$4.85	6.6%
Adjustments:
Asset impairment and exit costs	0.03	0.05
Tax items	0.02	(0.02)

Adjusted Diluted EPS	$5.22	$4.88	7.0%
Less:
Currency Impact	(0.23)

Adjusted Diluted EPS, excluding Currency	$5.45	$4.88	11.7%

64 • PMI 2013 Proxy Statement

EXHIBIT B: RECONCILIATIONS

Reconciliation of Operating Cash Flow to Free Cash Flow

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2012	2011	% Change
Net cash provided by operating activities (operating cash flow)	$9,421	$10,529	(10.5)%
Less:
Capital expenditures	1,056	897

Free cash flow	$8,365	$9,632	(13.2)%

PMI 2013 Proxy Statement • 65

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 8, 2013

AND PROXY STATEMENT

Printed on Recycled Paper

002CS40137

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

01KVVH

1 U P X +

Annual Meeting Proxy Card

+

IMPORTANT ANNUAL MEETING INFORMATION

For Against Abstain

2. Ratification of the Selection of Independent Auditors

The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

For Against Abstain For Against Abstain

11 - Robert B. Polet

02 - Mathis Cabiallavetta

06 - Jennifer Li

07 - Graham Mackay

01 - Harold Brown

03 - André Calantzopoulos 08 - Sergio Marchionne

09 - Kalpana Morparia

12 - Carlos Slim Helú

For Against Abstain

13 - Stephen M. Wolf

The Board of Directors recommends a vote FOR:

The Board of Directors recommends a vote FOR:

04 - Louis C. Camilleri

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

For Against Abstain

3. Advisory Resolution Approving Executive Compensation

The Board of Directors recommends a vote FOR:

05 - J. Dudley Fishburn 10 - Lucio A. Noto

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MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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ADD 4

ADD 5

ADD 6

ENDORSEMENT_LINE______________ SACKPACK_____________

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MMMMMMM 1 5 5 8 0 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM

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qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.q

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be

received by 11:59 p.m., EDT, on May 7, 2013.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Go to www.investorvote.com/pm; or

Scan the QR code with your smartphone.

Follow the steps outlined on the secure Web site.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada on a touch-tone telephone. Outside USA, U.S.territories & Canada, call 1-781-575-2300 on a touch-tone telephone.

Follow the instructions provided by the recorded message.

.

PHILIP MORRIS INTERNATIONAL INC.

2013 ANNUAL MEETING OF

SHAREHOLDERS

Wednesday, May 8, 2013

9:00 A.M., EDT

Grand Hyatt New York

Empire State Ballroom, Fourth Floor

109 East 42nd Street

New York, NY 10017

DIRECTIONS

You may request directions by calling 1-866-713-8075.

In order to attend the Meeting you must have an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to Question #4 in Exhibit A.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the

Internet or by telephone in accordance with the instructions provided on the reverse side.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet,

sign up today at www.computershare.com/pmi.

Philip Morris International Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting - May 8, 2013

Louis C. Camilleri and Jerry Whitson, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Grand Hyatt New York, Empire State

Ballroom, May 8, 2013, at 9:00 a.m. EDT, and at all adjournments thereof.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR all nominees and

FOR Proposals 2 and 3.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan.

Unless your proxy for your defined contribution plan shares is received by May 3, 2013, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.q